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                                                                     EXHIBIT 4.1

                                  AROC INC.                              [LOGO]

                               OFFER TO PURCHASE
                    ANY AND ALL SHARES OF OUR COMMON STOCK
                                   FOR CASH
                  AT A PURCHASE PRICE OF $0.06 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 19, 2001, UNLESS THE OFFER IS FURTHER EXTENDED. IF YOU HAVE ALREADY TENDERED YOUR SHARES OF AROC COMMON STOCK PURSUANT TO OUR EARLIER MAILING OF TENDER OFFER DOCUMENTS, NO FURTHER ACTION IS REQUIRED ON YOUR PART UNLESS YOU WISH TO WITHDRAW YOUR SHARES. IF YOU DO WISH TO WITHDRAW YOUR SHARES, PLEASE SEE "THE TENDER OFFER--WITHDRAWAL RIGHTS" ON PAGE 25.

     We, AROC Inc., a Delaware corporation, hereby offer to purchase any and all of our shares of common stock $0.001 par value per share, for a purchase price of $0.06 per share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, together with any amendments or supplements are referred to in this Offer to Purchase as the "Offer." The Offer is not conditioned upon any minimum number of shares being tendered, however, it is subject to certain other conditions. See "The Tender Offer--Certain Conditions of the Offer."

     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF AROC, CONSISTING OF THE INDEPENDENT MEMBER OF THE BOARD OF DIRECTORS, HAS DETERMINED THAT THE OFFER IS FAIR TO AROC'S UNAFFILIATED STOCKHOLDERS, AND RECOMMENDS THAT AROC'S UNAFFILIATED STOCKHOLDERS TENDER THEIR SHARES OF AROC COMMON STOCK PURSUANT TO THE OFFER.

     Neither AROC nor its board of directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering their shares.
AROC has been advised by MPAC Energy, LLC, our majority shareholder, that it does not intend to tender any shares pursuant to the Offer. MPAC owns 30.8% of our outstanding shares of common stock and 100% of our outstanding shares of convertible preferred stock. On a fully diluted basis, MPAC owns 95.6% of our outstanding shares of common stock. MPAC has advised AROC that, following the completion of the Offer, MPAC will pursue a transaction to take AROC private, which will cause all shares of AROC common stock not owned by MPAC to be converted into the right to receive cash consideration equal to $0.06 per share.

     Quotations for AROC's common stock are posted on the Pink Sheets Electronic Quotation Service. On April 18, 2001, the last trading day of the shares of AROC's common stock before AROC filed its Annual Report on Form 10-K for the Year Ended December 31, 2000, which disclosed the approval of this Offer, the closing market bid quotation on Pink Sheets was $0.01 per share. The sales price per share for AROC's common stock, as reported on June 18, 2001, was $0.042. On May 1, 2001, there were 55,278,837 shares of AROC's common stock outstanding. As of March 22, 2001, there were 4,866 stockholders of record for AROC's common stock.

     If you desire to tender all or any portion of your shares of AROC common stock and have not already done so, you should either (1) complete and sign the Letter of Transmittal in accordance with its instructions, mail or deliver the Letter of Transmittal and any other required documents to the Depositary, along with the certificate(s) evidencing the tendered shares, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, often referred to as held in "street name," you must contact your broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares. Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available may tender such shares by following the procedure for guaranteed delivery. See "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________

                                 June 29, 2001

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                                 TABLE OF CONTENTS

SUMMARY TERM SHEET.....................................................    1

INTRODUCTION...........................................................    6

SPECIAL FACTORS........................................................    8
     Background of the Offer; Alternatives Considered..................    8
     Reasons for and Purpose of the Offer..............................    9
     Interests of Certain Persons in the Offer.........................   10
     The Board's Approval and the Special Committee's Recommendation...   11
     Position of MPAC..................................................   12
     Opinion of the Financial Advisor to the Special Committee.........   12
     Effects of the Offer..............................................   15
     Plans of AROC and MPAC After the Offer............................   16
     Dissenters' or Appraisal Rights of Stockholders...................   17
     Conduct of AROC's Business After the Offer........................   17
     Material Federal Income Tax Consequences..........................   18

THE TENDER OFFER.......................................................   21
     Terms of the Offer; Expiration Date...............................   21
     Acceptance for Payment and Payment for Shares.....................   22
     Procedures for Accepting the Offer and Tendering Shares...........   23
     Withdrawal Rights.................................................   25
     Dividends and Distributions.......................................   26
     Certain Conditions of the Offer...................................   26
     Source of Funds for and Expenses of the Offer.....................   27
     Certain Legal Matters and Regulatory Approvals....................   28

THE COMPANY............................................................   29
     Background and Business...........................................   29
     Officers and Directors............................................   29
     Beneficial Ownership of Certain Stockholders......................   30
     Additional Information About AROC in Form 10-K....................   31

AVAILABLE INFORMATION..................................................   32

Appendix A:  Opinion of Financial Advisor
Appendix B:  Directors, Executive Officers or Controlling Persons of MPAC
             Energy, LLC
Appendix C:  Summary of Stockholder Appraisal Rights and Text of Section 262 of
             the Delaware General Corporate Law

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                              SUMMARY TERM SHEET

     We are offering to purchase all the outstanding shares of our common stock at a purchase price of $0.06 per share net to the seller in cash. Through a question and answer format, this Summary Term Sheet will explain to you, the common stockholders of AROC, the important terms of the Offer. This explanation will assist you in deciding whether to tender your shares of AROC common stock to us. This Summary Term Sheet serves only as an introduction, and we urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to educate yourself fully on the details of the Offer. Cross-referenced text refers to sections within this Offer to Purchase, unless otherwise noted.

Q:  WHO IS OFFERING TO BUY MY SHARES OF STOCK?

A: We are AROC Inc., a Delaware corporation, and we are offering to buy back our own common stock in a self-tender offer. See "The Tender Offer--Certain Information Concerning AROC."

Q:  WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

A: We are making the offer to purchase all of the outstanding shares of our common stock. Although the Offer is being made to all holders of common stock, MPAC who holds approximately 30.8% of our outstanding common stock and 100% of our convertible preferred stock, has advised us that it does not intend to tender any of its shares pursuant to the Offer. See "The Tender Offer--Terms of the Offer; Expiration Date."

Q:  HOW MUCH IS AROC OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A: We are offering to pay $0.06 per share in cash, without interest. See "The Tender Offer--Terms of the Offer; Expiration Date."

Q:  WHAT IS THE PURPOSE OF THE OFFER?

A: The primary purpose of the Offer is to provide the holders of our common stock with liquidity for their shares at a price that the special committee of the board of directors has determined to be fair to our unaffiliated stockholders (those stockholders other than MPAC). In addition, the Offer represents the first step in taking us private. After the Offer was initiated, MPAC advised us that, upon completion of the Offer, it would pursue a second-step transaction, such as a merger, a reverse stock split or similar transaction, in which all of the remaining shares of AROC common stock held by public stockholders would be converted into the right to receive cash in the amount of $0.06 per share. The second-step transaction may or may not require approval by our remaining stockholders, depending on the nature of the second-step transaction. Because MPAC currently holds 30.8% of our outstanding common stock, 95.6% on a fully diluted basis, and will hold a greater percentage after the Offer, it will be able to control the outcome of the second-step transaction. Although MPAC intends to effect a second-step transaction in which the stockholders who do not tender in the Offer will receive $0.06 per share, no merger agreement or other agreement between MPAC and AROC exists and MPAC is not obligated to effect a second-step transaction or to offer $0.06 as stated in the Offer. See "Special Factors--Reason for and Purpose of the Offer, and "--Plans of AROC and MPAC After the Offer."

Q:  DOES AROC HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A: Yes. We have the funds available to acquire the shares in the Offer. See "Special Factors--Source of Funds for and Expenses of the Offer."

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Q:  IS AROC'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER
    MY SHARES OF AROC COMMON STOCK IN THE OFFER?

A: Because tendering your shares of AROC common stock in the Offer will end your ownership interest in AROC, including the chance to receive any possible future dividends or other payments in respect of our common stock, our financial condition may be relevant to your decision whether to tender your shares in the Offer. We have provided certain of our summary financial information under "Selected Financial Data," and more detailed information is available in our Annual Report on Form 10-K for the year ended December 31, 2000, which has previously been provided or accompanies this Offer to Purchase.



Q:  WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A: We are not obligated to purchase any shares that are validly tendered if, among other things:

    . a lawsuit or similar action is threatened or instituted against us challenging the Offer or, in our view, resulting or having the potential to result in a material adverse effect on us,

    . we believe acceptance for payment of the tendered shares would be illegal,

    .  any person proposes a tender or exchange offer for any of our shares, or

    . we believe there are events that have or may have a material adverse effect on us.

     We reserve the right to waive any of the above conditions. Other conditions are set forth in "The Tender Offer--Certain Conditions of the Offer."

Q:  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A: You have until 5:00 p.m., New York City time, on the expiration date of July 19, 2001 to tender your shares, unless further extended or earlier terminated. We will purchase properly tendered shares of AROC common stock promptly following the expiration date if the conditions to our Offer are then met and the shares are not properly withdrawn. We may extend the period during which the Offer is open for any reason, including, but not limited to, if the conditions to our Offer are not met on the expiration date. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to our Offer are not met on the expiration date, we may extend the Offer. See "The Tender Offer--Terms of the Offer; Expiration Date."

Q:  CAN AROC AMEND THE TERMS OF THE OFFER?

A: We reserve the right in our sole discretion to amend the Offer in any respect. See "The Tender Offer--Terms of the Offer; Expiration Date."

Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR FIND OUT IF AROC AMENDS OTHER TERMS OF THE OFFER?

A: If the Offer is extended we will announce the new expiration date by press release or other public announcement, which announcement will include the number of shares that have been tendered at such time. We will announce any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. We will announce any amendment to the Offer by press release or other public announcement and by filing an amendment to the Offer with the SEC and, if required, mailing the amendment to stockholders. In the event of a termination or postponement of

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    the Offer, we will also give written or oral notice to the Depositary. See
    "The Tender Offer--Terms of the Offer; Expiration Date."

Q:  HOW DO I TENDER MY SHARES OF AROC COMMON STOCK?

A: If you hold your shares "of record," you can tender your shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal, and your stock certificates to the Depositary, Registrar and Transfer Company, at the address listed on the enclosed Letter of Transmittal. If your shares are held in "street name" for you by your broker, you must direct your broker to tender your shares of AROC common stock. Please contact your broker. If you want to tender your shares but your certificates evidencing such shares are not immediately available, you may tender your shares by following the procedure for guaranteed delivery. See "The Tender Offer--Procedures for Accepting the Offer and Tender Shares."

Q:  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw tendered shares at any time prior to 5:00 p.m. New York City time on the expiration date of July 19, 2001. If the Offer is further extended, you can withdraw tendered shares at any time prior to the new expiration date. See "The Tender Offer--Withdrawal Rights."

Q:  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw shares that you have already tendered by sending a timely notice of withdrawal to the Depositary at the address listed on the enclosed Letter of Transmittal. See "The Tender Offer--Withdrawal Rights."

Q:  WHAT DOES THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE THINK OF THE
     OFFER?

A: The board of directors unanimously approved the Offer. Because the board consisted of six directors at the time of determination of the Offer, five of whom are officers, directors or otherwise affiliated with AROC or MPAC, the board formed a special committee, consisting of the independent director on the board of directors, to consider whether the Offer is fair to our unaffiliated stockholders and determine whether to recommend the Offer to these stockholders.

    The special committee concluded that the Offer is advisable and that the terms of the Offer are fair to AROC's unaffiliated stockholders. In coming to its conclusion, the special committee took into account the opinion rendered by its financial advisor, the costs of remaining a public company, the fact that we were not able to realize the benefits associated with being a public company, the lack of liquidity for the holders of the common stock, the difficulty in obtaining and pursuing viable proposals for the purchase of AROC, the Offer is at a price significantly higher than the recent market price of our common stock and the net proceeds that would otherwise be available to the common stockholders in the event of a sale of the assets of AROC would be substantially less than $0.06 per share. See "Special Factors--The Special Committee's and the Board's Recommendation."

    The board of directors did not make any determination as to fairness of the Offer and does not make any recommendation to the stockholders as to whether to tender or refrain from tendering their shares. The board believes that since the majority of the members of the board are interested directors, it is advisable for these matters to be determined by an independent special committee.

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Q:  DO ANY MEMBERS OF THE BOARD OF DIRECTORS OR MANAGEMENT OF AROC HAVE A
    SPECIAL INTEREST IN THE OFFER OR THE TRANSACTIONS CONTEMPLATED IN THIS OFFER TO PURCHASE?

A: Yes. Messrs. Zorich, Petersen and Phillips, all of whom are members of the board of AROC, are also managers of MPAC, the majority shareholder of AROC. MPAC does not intend to tender its shares of common stock pursuant to this Offer. After the Offer is completed, MPAC will continue to own a majority of common stock of AROC and will pursue a second-step transaction that will cause AROC to go private. See "Special Factors--Interests of Certain Persons in the Offer."

Q: DID THE SPECIAL COMMITTEE RECEIVE ANY OPINIONS, APPRAISALS, OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

A: Yes. The special committee received a written opinion, dated April 16, 2001, from Randall & Dewey, Inc. to the effect that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, the Offer price of $0.06 per share is fair from a financial point of view to the existing unaffiliated holders of AROC's common stock. See "Special Factors-- Opinion of the Financial Advisor to the Special Committee."

Q:  WILL AROC CONTINUE AS A PUBLIC COMPANY?

A: No. MPAC has advised us that, upon completion of the Offer, they will pursue a second-step transaction in which the remaining public stockholders would receive cash for their shares of AROC common stock. As a result, we will no longer be a public company and MPAC will own 100% of AROC.

    If a second-step transaction does not occur, AROC could still become a private company if it has less than 300 stockholders after consummation of the Offer. Under these circumstances, shares of AROC common stock would no longer be quoted on OTC and AROC would no longer file reports with the SEC. Upon becoming a private company, all remaining stockholders, other than MPAC, will hold a minority equity position in AROC. As such, stockholders holding minority positions will lose certain antifraud, disclosure and other protections afforded public stockholders under the SEC's going private regulations. See "Special Factors--Background and Purpose of the Offer," "--Certain Effects of the Offer" and "--Plans of AROC and MPAC after the Offer."

Q:  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A: Stockholders not tendering in the Offer will receive in the second-step transaction consideration in the same amount of cash they would have received had they tendered their shares in the Offer. Therefore, upon completion of the Offer and the second-step transaction, the primary difference to you between tendering your shares and not tendering your shares in this Offer is that you will be paid earlier if you tender your shares. If the Offer is consummated, and the number of shares owned by MPAC is greater than 90% of the outstanding shares of each class of AROC's stock, then the second-step transaction could immediately commence between AROC and MPAC without soliciting approval of the stockholders.

    If the Offer is consummated and a second-step transaction does not occur, the number of shares of AROC common stock traded publicly will be reduced, which could adversely affect the liquidity and market value of the shares held by the public. Depending on the circumstances, in this case we could seek to remove our stock from the Pink Sheets and terminate our registration under the Exchange Act. See "Special Factors--Effects of the Offer."

                                       4
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Q:  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A: On April 18, 2001, the last trading day before the disclosure of the approval of this Offer, the closing market bid quotation of our common stock on the Pink Sheets was $0.01 per share. The sales price per share for AROC's common stock, as reported on June 18, 2001, was $0.042. We advise you to obtain a recent quotation for our common stock in deciding whether to tender your shares. See "Item 5. Market for Registrant's Common Equity and Related Shareholder Market Information and Dividends" in AROC's Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which has previously been provided or accompanies this Offer to Purchase.

Q:  IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

A: No. Appraisal rights are not available in the Offer. However, if you do not tender your shares in the Offer and the second-step transaction is effected as a merger, you may elect to dissent from the merger and have the fair value of your shares of AROC common stock paid to you in cash provided that you comply with the applicable provisions of the Delaware General Corporation Law. This fair value as determined by the appraisal could be more or less than or the same as the purchase price in the Offer. See "Special Factors--Dissenters' and Appraisal Rights of Stockholders."

Q:  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A: If you have more questions about the Offer, you should contact: Investor Relations at AROC by telephone at (918) 491-1100, or by mail at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.



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                                 INTRODUCTION

     We, AROC Inc., a Delaware corporation, hereby offer to purchase any and all of our shares of common stock, $0.001 par value per share, for a purchase price of $0.06 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. Although the Offer is being made to all holders of shares of our common stock, MPAC Energy, LLC, our single largest stockholder, has advised us that it does not intend to tender any shares pursuant to the Offer. See "The Tender Offer--Terms of the Offer, Expiration Date." MPAC owns 30.8% of AROC's outstanding common stock and 100% of AROC's convertible preferred stock. On a fully diluted basis, MPAC beneficially owns approximately 95.6% percent of our outstanding shares of common stock. Any tenders received in the Offer will increase MPAC's percentage ownership of AROC.

     ALL SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN WILL BE PURCHASED UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

     As of May 1, 2001, 55,278,837 shares of common stock, 1,780,306 shares of preferred stock convertible into a total of 754,366,949 shares of our common stock, and 10,000,000 shares of convertible restricted voting shares convertible into 5,000,000 shares of our common stock, are issued and outstanding. As of March 22, 2001, there were approximately 4,866 holders of record of the issued and outstanding shares of our common stock. Pursuant to the Offer, we are seeking to acquire all shares of our issued and outstanding common stock. The board of directors formed a special committee consisting of the independent director, who is not an officer or employee or otherwise affiliated with AROC or MPAC, to consider the Offer determine whether to recommend the Offer.

     MPAC has advised us that if the Offer is consummated, it will pursue a second-step transaction in which AROC would merge, consolidate or otherwise combine with an entity to be formed and wholly owned by MPAC, or effect some other form of corporate transaction such that the shares of our common stock not owned by MPAC would be converted into only the right to receive the same amount of this consideration as the purchase price in the Offer. If required by applicable laws, AROC will seek stockholder approval of the second-step transaction. Following completion of the second-step transaction, MPAC will own the entire equity interest in AROC. Although MPAC intends to effect a second-step transaction as described above, no merger agreement or other agreement between MPAC and AROC exists. MPAC is not obligated to effect the second-step transaction and is not obligated to offer the same price as is contemplated in the Offer.

     In determining whether to approve the Offer, the board and the special committee considered a number of factors, several of which are listed below (see "Special Factors--The Board's Approval and the Special Committee's Recommendation"):

     . There is virtually no market for AROC's common stock. The current market that does exist provides very limited liquidity for stockholders to liquidate or add to their investments. Additionally, because of the limited liquidity available, AROC has been unable to utilize effectively the public equity capital markets as a source of financing.

     . There are considerable costs associated with remaining a public company.
       In addition to the time expended by AROC's management, the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable.

     . The Offer price is significantly higher than the recent market price of the shares of common stock and the expected proceeds payable to holders of common stock if AROC or its assets were sold in the current market.

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     In determining whether the Offer price to be paid to AROC's unaffiliated stockholders is fair, the special committee relied on the fairness opinion dated April 16, 2001 rendered by Randall & Dewey, Inc., to the effect that, as of that date, and based on and subject to the assumptions and limitations contained therein, the Offer price of $0.06 per share is fair from a financial point of view to the existing unaffiliated holders of AROC's common stock. See "Special Factors--Opinion of Financial Adviser" for further information concerning the opinion of the financial adviser.

     THE SPECIAL COMMITTEE CONSISTING OF ONE DIRECTOR WHO WAS NOT OTHERWISE AFFILIATED WITH MPAC OR INVOLVED IN THE BUSINESS OF AROC HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, AROC'S UNAFFILIATED STOCKHOLDERS, AND RECOMMENDS THAT AROC'S UNAFFILIATED STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     We have filed with the SEC an Issuer Tender Offer Statement on Schedule TO. The term, "expiration date," means 5:00 p.m., New York City time, on July 19, 2001, unless and until we, in our sole discretion, extend the period during which the Offer is open, in which event the term "expiration date" shall mean the latest time and date at which the Offer, as so extended, shall expire. See "The Tender Offer--Terms of the Offer; Expiration Date."

     The purchase price for the shares of common stock will be paid net to the tendering stockholder in cash, without interest thereon, for all shares purchased. Tendering stockholders who hold shares of AROC's common stock in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by AROC pursuant to the Offer. Stockholders holding shares of our common stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender their shares through the brokers or banks and not directly to the Depositary. However, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the substitute form W-9 that is included as part of the letter of transmittal may be subject to required United States Federal Income Tax Back-up Withholding of 31% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See "Special Factors--Material Federal Income Tax Consequences."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER; ALTERNATIVES CONSIDERED

     Prior to 1999, AROC's predecessor, Alliance Resources Plc, was organized under the laws of England and Wales and its stock was traded on the London Stock Exchange. In October 1999, the directors of Alliance recommended that Alliance be combined with AROC because, among other things, the directors believed that Alliance required additional financing to pursue its business plan of making additional acquisitions of properties and that the most likely source of financing to fund the business plan was from entities in the U.S. This combination was approved by a majority of the stockholders in December 1999.

     Consistent with the business plan, in May 2000, we completed the acquisition of oil and gas properties having reserves with a standardized measure of discounted cash flow of $62,000,000, a refinancing of $47,000,000 of debt and issuance of a new series of preferred stock to the equity owners of MPAC. Effective August 11, 2000, all of the holders of this preferred stock had transferred such stock and shares of common stock and warrants to purchase common stock to MPAC. As a result of these transactions, MPAC owns and has the right to vote approximately 30.8% of our common stock and 100% of our preferred stock.

     During the summer of 2000, management of AROC and the predecessors of MPAC, who owned a majority of AROC's voting shares, began consideration of various options to provide liquidity for the minority stockholders of AROC. Based on these discussions, Mr. Keenan, AROC's President, proposed to the board that AROC acquire for cash, in an amount to be determined by the board, all of the outstanding common stock of AROC not held by the predecessors of MPAC.

     In October 2000, AROC issued a press release announcing its intention to effect a reverse stock split on the terms recommended by a special committee and approved by the board of directors. The board, which did not include any representatives of MPAC, had determined that AROC might benefit from the greater flexibility of being a private company and not having the burden and expense of being a public company. The benefits of market liquidity were not being obtained because of the limited trading volume and the low prices of its stock. After discussions with representatives of MPAC concerning the full details of the proposed reverse share split, the management of AROC concluded that it would not be able to obtain the necessary approvals from the stockholders of AROC for the reverse share split on the terms proposed by the board. Shortly after determining that the approvals could not be obtained, three members on the board resigned and were replaced with three representatives of MPAC. Based primarily upon the fact that the stockholders would not approve the proposed reverse share split, the newly constituted board withdrew the proposal. On December 22, 2000, management announced that it had withdrawn the proposal.

     On or about December 4, 2000, MPAC informed management of AROC that it wanted AROC to go in a different direction strategically and that this would require implementing a new business strategy and new management. Based on this, on December 4, 2000, Messrs. Phillip Douglas, William J. A. Kennedy and John R. Martinson resigned as directors of AROC and three directors were appointed to fill the vacancies created by these resignations. The three directors appointed were Robert L. Zorich, Gary R. Peterson and D. Martin Phillips, all three of whom are managers of MPAC. The other three members of the board consisted of one independent director and two executive officers of AROC.

     On March 8, 2001, the board of directors met to discuss the status and direction of AROC, including proposed senior management changes, the current liquidity of AROC's common stock, and other options involving AROC such as a sale of AROC or its assets. Upon completion of discussion, in which the board representatives of MPAC did not wish to seriously consider various alternatives to provide greater liquidity to AROC stockholders other than the Offer, the board unanimously agreed to all of the following: (i) AROC would contractually agree with Mr. Keenan to provide liquidity for the minority stockholders at the same price as exiting members of management by commencing and completing a tender offer for all of the shares of AROC's common stock not controlled by MPAC at a purchase price of $0.06 per share and other such terms as the board determined; (ii) a special committee of the board composed of the independent director, Michael E. Humphries, would be formed solely for the purpose of determining whether the Offer was fair to unaffiliated stockholders and whether to recommend it to the unaffiliated stockholders; (iii) because of MPAC's stated desire to change direction and management of AROC, Mr. Keenan would resign from all positions with AROC and its affiliates upon the earlier to occur of the completion of the Offer or 75 days from the date of the board meeting; (iv) upon his resignation and in lieu of his existing severance arrangements with AROC, Mr. Keenan would receive a severance payment from AROC of $900,000; (v) other members of senior management are to receive severance payments in the same proportion of the amounts provided under their employment agreements; (vi) Mr. Keenan and other senior management and staff of AROC will work with representatives of MPAC and new management of AROC in effecting a smooth transition of its business; and (vii) during the interim period, all material matters such as material contracts, severance arrangements, acquisitions and dispositions will require prior board approval. The board arrived at the price of $0.06 per share based on their knowledge of AROC and its assets and the current market price for shares of AROC common stock, but did not undertake any formal analysis at the time of the proposed price. Other than through its representatives on AROC's board of directors, MPAC did not have a role in negotiating or structuring the Offer.

     During March 2001, the special committee retained Randall & Dewey, Inc. as financial advisor. The financial advisor met once with the Special Committee on April 16, 2001 and delivered a fairness opinion dated that same date, to the effect that, as of such date, and based on and subject to the assumption and limitations contained therein, the Offer price of $0.06 per share is fair from a financial point of view to the existing unaffiliated holders of AROC's common stock. See "--Opinion of the Financial Advisor to the Special Committee" below.

     Effective April 11, 2001, the members of the board of directors signed a unanimous written consent approving written severance agreements with Messrs. Keenan, Fenemore, Munchinski and Schulte embodying the terms previously agreed to by the full board on March 8, 2001 providing for the payment of severance payments to those individuals, that one-half of the restricted stock held by those individuals would be vested upon the completion of the Offer, and that AROC would pay those individuals the price of $0.06 per share for all shares held by them upon completion of the Offer. Additionally, these agreements provided that AROC would conduct this Offer so that minority stockholders could dispose of their shares at the same price. Mr. Keenan and Mr. Fenemore resigned from the AROC board effective May 18, 2001. As a result of their resignation, persons affiliated with MPAC control the AROC board.

     In accordance with their severance agreements, Messrs. Keenan, Fenemore, Munchinski and Schulte resigned their positions as officers of AROC effective as of May 18, 2001. In addition, Messrs. Keenan, Fenemore and Michael E. Humphries resigned as directors of AROC effective as of the same date. The board immediately appointed Frank A. Lodzinski as a director to fill one of the vacancies created by the resignations and appointed him to the offices of President and Chief Executive Officer of the Company. The board also appointed Jerry M.Crews as Chief Operating Officer and Secretary of the Company.

REASONS FOR AND PURPOSE OF THE OFFER

     The board believes that the public trading market for the shares of AROC common stock has been and will continue to be characterized by low prices and low trading volume. This Offer is also being made in connection with the change of AROC's strategic direction and senior management initiated by MPAC. Exiting senior management negotiated for the Offer to be conducted so that minority stockholders could dispose of their shares at the same price as these exiting members of management were being paid for their shares. For these reasons, and because of the other factors described in this Offer to Purchase, the board is making the Offer is to provide the holders of AROC common stock, other than MPAC, with the opportunity to dispose of their shares at a price that the special committee has determined to be fair to AROC's unaffiliated stockholders.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

     In considering the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that certain officers and directors of AROC had or have interests in the Offer that are described below and which may present them with certain actual or potential conflicts of interest.

     Some of the members of the board of directors had or have interests in the Offer and related transactions that are different that the interests of the public stockholders. Mr. Zorich is the President, and Messrs. Zorich, Petersen and Phillips are all managers of MPAC. In addition, Messrs. Zorich, Petersen, and Phillips are three of the four managing directors of EnCap Investments L.L.C., which is a member of MPAC and the general partner of several other members of MPAC, and advises other members of MPAC in connection with their investment in MPAC. MPAC is AROC's largest shareholder and its ownership of AROC will increase as a result of the Offer. Messrs. Keenan and Fenemore were officers and directors of AROC and, in connection with the determination by the board of the terms of the Offer, they agreed to resign and receive severance payments from AROC in the amounts of $900,000 and $720,000, respectively. Because of disagreements between the parties as to certain severance terms in Messrs. Keenan's and Fenemore's employment agreements, the parties agreed to amounts that were less than the amount of severance that these officers may have otherwise been entitled to under their employment agreements in an effort to avoid future disputes between the parties as to interpretation of provisions under the employment agreement. Mr. Keenan and the other members of management have tendered or intend to tender the shares of AROC that they own in the Offer.

     Except as described herein, based on AROC's records and on information provided to AROC by its directors and executive officers, neither AROC, nor any associate or subsidiary of AROC nor, to the best of AROC's knowledge, any of the directors or executive officers of AROC, nor any associates or affiliates of any of the foregoing, has effected any transactions involving the shares of AROC's common stock during the 60 business days prior to the date of this Offer to Purchase. Except as otherwise described herein, neither AROC nor, to the best of AROC's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of AROC, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     In April 2001, Bank of America, one of the parties to the May 2000 transactions with AROC, completed its previously agreed contribution and assignment of its shares of AROC common stock, preferred stock and warrants to MPAC.

     Prior to the consummation of the Offer, AROC entered into binding commitments to repurchase all of the shares of common stock held by Messrs. Keenan, Fenemore, Munchinski and Schulte pursuant to the severance agreements entered into with those individuals. The terms of the agreements required AROC to repurchase the shares of common stock at $0.06 per share on the day immediately following the expiration of the Offer. In connection with the early termination of their employment on May 18, 2001, AROC repurchased the shares of common stock owned by Messrs. Keenan, Fenemore, Munchinski and Schulte at a purchase price of $0.06 per share.

     Under the DGCL, corporations organized under the laws of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. AROC's Certificate of Incorporation and Bylaws provide that each director and officer will be indemnified by AROC against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of AROC or a predecessor company, or serving any other enterprise as a director or officer at the request of AROC. AROC's Certificate of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the DGCL, no director or officer of AROC shall have any liability to AROC or its stockholders for monetary damages. The DGCL provides that a corporation's certificate of incorporation may include a provision which eliminates or limits the personal liability of its directors or officers to the corporation or its stockholders for money damages for breach of fiduciary duty as a director except: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for liability in connection with the unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. AROC has also purchased directors' and officers' liability insurance for the benefit of these persons.

     For information on a significant transaction involving AROC and certain of its affiliates which occurred on May 2, 2000, please see "Part I, Item 1. Business--Recent Developments" in AROC's Annual Report on Form 10-K for the year ended December 31, 2000, which has previously been provided or accompanies this Offer to Purchase.

THE BOARD'S APPROVAL AND THE SPECIAL COMMITTEE'S RECOMMENDATION

     The board of directors unanimously approved the Offer. Because all but one of the members of the board of directors was otherwise affiliated with AROC or MPAC, the board believed that to avoid the inherent conflicts of interest created by the affiliations that the board should form, and the board did form, a special committee comprised of the sole independent director and authorized the special committee on behalf of the Company to consider whether the Offer was fair to AROC's unaffiliated stockholders and to determine whether or not to recommend the Offer to AROC's unaffiliated stockholders. The board also believed that it should not make a determination as to the fairness of the Offer to unaffiliated stockholders nor should it make a recommendation to the stockholders as to whether or not to tender their shares pursuant to the Offer due to the affiliations of all but one of the members of the board.

     The special committee has determined that the Offer is fair to, and in the best interests of, AROC's unaffiliated stockholders and recommends that AROC's unaffiliated stockholders tender their shares of AROC common stock pursuant to the Offer.

     In arriving at the decision to approve this Offer, the board of directors considered a number of factors, including the following:

     . There is, and historically has been, virtually no trading market for AROC's common stock and we do not believe that an active market for AROC's stock at significant market prices is likely to develop.

     . There are considerable costs associated with remaining a public company.
       In addition to the time expended by AROC's management, the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable.

     . The Offer price is significantly higher than the recent market price of the shares of common stock and the expected proceeds payable to holders of common stock if AROC or its assets were sold in the current market.

     . Because AROC is the result of the combination of a number of companies and properties that had various degrees of financial difficulties prior to the combination and because our results continue to reflect the costly efforts to overcome these difficulties, the special committee and the board do not believe that it would be possible for AROC to complete an underwritten public offering of its shares that could be expected to generate additional investor interest in AROC's stock.

     . Oil and gas prices are at the highest prices they have been in years, which the special committee and the board believe supports the Offer's purchase price being higher than the trading price of the shares, and thereby providing AROC's minority stockholders with liquidity at an attractive price for their shares.

     In determining whether to recommend the Offer, the special committee also considered the opinion of Randall & Dewey, Inc., and adopted Randall & Dewey's analysis and conclusions in its determination that the Offer is fair to the unaffiliated stockholders. See, "--Opinion of the Financial Advisor to the Special Committee" below.

     The above discussion of the information and factors considered by the special committee and the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the transaction, neither the special committee nor the board of directors found it practical to and did not attempt to rank or assign relative weights to the above factors. In addition, the special committee and the board did not undertake to determine whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of AROC's management and legal advisors, and reached a general consensus. Individual members of the board and the special committee may have given different weights to different factors. Finally, The special committee relied on the experience and expertise of its financial advisor for quantitative analysis of AROC's assets.

POSITION OF MPAC

     MPAC, EnCap Investments, and Messrs. Martin, Petersen, and Zorich, which we refer to collectively in this document as the "MPAC Group," also believes the Offer is fair to the unaffiliated stockholders based on (i) the conclusions of, and approval of the special committee of the AROC board, as well as the basis therefor, which are set forth in this Offer to Purchase, and (ii) notwithstanding the fact that Randall & Dewey's opinion was provided for the use and benefit of the special committee, the fact that the special committee received the written opinion of Randall & Dewey that the purchase price of $0.06 in cash was fair, from a financial point of view, to the unaffiliated stockholders. Each of the members of the MPAC Group adopted the analysis of the special committee in determining that the Offer is fair, from a financial point of view, to the unaffiliated stockholders. Each of the members of the MPAC Group found it impractical to, and did not, quantify or otherwise attach relative weights to the specific factors that they considered.

OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     On March 29, 2001, the special committee engaged Randall & Dewey, Inc. to act as financial advisor to the special committee in connection with the Offer. The board nor the special committee retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders in connection with the Offer. The special committee instructed Randall & Dewey, Inc., in its role as financial advisor to the special committee to render an opinion as to the fairness, from a financial point of view, to the existing unaffiliated holders of AROC's common stock of the Offer price. In connection with this evaluation, the special committee authorized Randall & Dewey, Inc. to conduct such investigations as Randall & Dewey, Inc. deemed appropriate.

     On April 16, 2001, Randall & Dewey, Inc. met with and delivered its opinion to the special committee to the effect that, as of that date and based on and subject to the assumption and limitations contained in the opinion, from a financial point of view, the consideration to be received by AROC's unaffiliated stockholders in the Offer was fair to these stockholders. At this meeting, Randall & Dewey, Inc. presented their analyses in arriving at its opinion, which is discussed below in detail in this section. Randall & Dewey, Inc. consented to AROC's disclosure of its opinion in this Offer to Purchase and a copy of its opinion is attached as Appendix A to this document. The summary of the opinion set forth below is qualified in its entirety by Appendix A, which is incorporated in this document by reference. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and procedures followed by Randall & Dewey, Inc.

     No limitations were imposed by the special committee upon Randall & Dewey, Inc. with respect to the investigations made or the procedures followed by Randall & Dewey, Inc. in rendering its opinion, and AROC and the members of its management cooperated with Randall & Dewey, Inc. in connection with its investigation. The consideration to be received in connection with the tender offer was determined by discussions among management of AROC, the special committee and Randall & Dewey, Inc. The opinion rendered by Randall & Dewey, Inc. does not constitute a recommendation to any stockholder as to whether the stockholders should tender any shares with respect to the tender offer.

     In arriving at its opinion, Randall & Dewey, Inc., among other things, reviewed:

     . a draft of this Offer to Purchase;

     . certain publicly available business and financial information relating to AROC, including the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ending April 30, 2000 and December 31, 2000;

     . certain estimates of AROC's proved oil and gas reserve prepared by Lee
       Keeling & Associates, Inc., independent petroleum engineers, as of January 1, 2001, as filed with AROC's Form 10-Q for the quarter ended March 31, 2001;

     . pro forma first quarter 2001 financial statements and operating reports reflective of the remaining assets net of asset sales concluded in the first quarter 2001;

     . internal AROC operating and project performance summaries presented by internal AROC engineers in July 2000 that described AROC's projections regarding the production performance of its major projects, the actual production performance of which is summarized below in "Comparable Company Analysis;" and

     . such other financial studies and analyses and took into account such other matters as it deemed necessary or appropriate.

     In reaching its opinion and conducting its analysis, Randall & Dewey, Inc. did not assume any responsibility for independent verification of any of the information discussed above and relied upon it being complete and accurate in all material respects. Randall & Dewey, Inc. also assumed that all of the information, including the projections provided to Randall & Dewey, Inc. by management of AROC, was prepared in good faith, based upon reasonable estimates and reflects the best judgment of the management of AROC as to the future financial performance of AROC based upon the historical performance and estimates and assumptions that were reasonable at the time made. Randall & Dewey, Inc.'s opinion is based on economic, monetary and market conditions existing on the date of the opinion.

     Set forth below is a summary of the material analyses performed by Randall & Dewey, Inc. in connection with the preparation of its opinion and included in the presentation made by Randall & Dewey, Inc. to the special committee on April 16, 2001.

          Description of Analyses. The proforma balance sheet at March 31, 2001 was utilized to calculate the implied enterprise value for AROC using the $0.06 per share Offer price. Total debt of $16.56 million, working capital of $1.12 million and preferred shares of $97.36 million yielded total obligations as of March 31, 2001 of $112.8 million. Assuming the 10,000,000 convertible restricted voting shares were converted into

     5,000,000 shares of common stock, the total number of shares of common stock outstanding would be 60,278,837. At the Offer price of $0.06 per share, the current enterprise value was determined to be $116.4 million. The enterprise value expressed in terms of proved reserves was determined to be $5.59 per net barrel of oil equivalent (BOE) using the SEC reserves of 20.81 million BOE. The enterprise value of $116.4 million represents a multiple of 14.6 of annualized current period EBITDAX (earnings before interest, taxes, depreciation and amortization and exploration expenses).

          Comparable Company Analyses. AROC's current production levels are disproportionately low relative to total reserves. At year-end 2000, proved producing reserves represented only 31% of total reserves and the total reserve to production ratio was 24.8. As a result of the diverse number and nature of AROC's producing and undeveloped assets, there are no other public exploration and production ("E&P") companies uniquely comparable to AROC. In examining the range of publicly traded E&P companies for characteristics similar to AROC, Randall & Dewey, Inc. selected the ten E&P companies with an enterprise value greater than $100 million whose reserve life and development status would result in a total reserve to production ratio greater than 15.0. This would allow for an assessment of how the market currently values companies with these types of assets. The ten companies are: Pioneer Natural Resources Company, Vintage Petroleum Inc., Swift Energy Company, Evergreen Resources, Inc., Quicksilver Resources, Inc., Encore Acquisition Company, Coho Energy, Inc., Callon Petroleum Company, Berry Petroleum Company and Inland Resources, Inc. For the ten companies selected, the enterprise value as of March 31, 2001 expressed in terms of proven reserve value ranged from $2.91/BOE to $9.02/BOE with an average value of $4.79/BOE. For this analysis, the enterprise value was calculated using December 31, 2000 balance sheet information and closing share prices as of March 31, 2001. The average from the selected companies of $4.79/BOE is comparable to the Offer value of $5.59/BOE for AROC. Evaluating the same ten companies' enterprise value expressed as a multiple of annualized current period EBITDAX resulted in a range of values from 2.9x to 10.0x with an average of 6.3x. This compares to the Offer value of 14.6x. The Offer multiple of 14.6x is significantly higher than the highest multiple in the selected group.

          Market Value Assessment. Randall & Dewey, Inc. was provided with two reserve reports, one evaluated according to SEC guidelines (year-end prices of $26.80/Bbl and $9.78/MMBtu and costs held constant), and one evaluated using "Bank Pricing," (2001 oil prices of $20.00/Bbl, 2002 oil prices of $19.00 held constant for the remainder of the analysis, 2001 gas prices $3.00/MMBtu, 2002 gas prices of $2.75/MMBtu held constant for the remainder of the analysis). The SEC evaluation resulted in price expectations significantly above Randall & Dewey, Inc.'s view of the asset markets' price view. The Bank pricing evaluation resulted in price expectations below Randall & Dewey, Inc.'s opinion of the current asset markets' price view. In order to evaluate the current market value of AROC's assets, Randall & Dewey, Inc. utilized the reserve forecasts prepared in accordance with SEC guidelines, but evaluated at prices reflective of the NYMEX forward curves as of March 26, 2001 declining to $4.00/MMBtu and $21.00/Bbl and held constant thereafter. Randall & Dewey, Inc.'s Market Value Assessment ("MVA") is meant to represent the probable range of high bids to be expected in a competitive sales process. It is not intended to predict the outlier or extreme bid levels that are sometimes experienced in competitive periods for high demand asset types. Market discount rates and market risk factors were applied on each major project individually and then to the remaining aggregate. The liquidation value in the current asset market for the AROC assets is expected to be in the range of $61.4 to $68.5 million. Given the liquidation preference of the preferred stock of $97.4 million and existing debt of $16.5 million, Randall & Dewey, Inc. believes it is unlikely that the current common shareholders would receive any net proceeds in a liquidation at this time.

          There is virtually no current market in shares of AROC common stock, nor is there expected to be one in the immediate future. No transaction premium analysis can be effectively evaluated. AROC shares of common stock are more akin to an option on the potential of the asset value to increase to a level that exceeds projected obligations. But upon exercise of this theoretical option, Randall & Dewey, Inc. believes the stockholder would most likely remain without a viable market for the shares of common stock. In this option valuation, not only is the volatility of the asset value a significant component, but also the likelihood and timing of an effective liquidity event. No attempt was made to quantify this optionality, but Randall & Dewey, Inc. believes it is in effect an argument in support of the $0.06 per share offer.

     The preparation of a valuation opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Randall & Dewey, Inc.'s opinion. In arriving at its fairness opinion, Randall & Dewey, Inc. considered the results of all such analyses. The analyses were prepared solely for purposes of Randall & Dewey, Inc. providing its opinion to the special committee and does not purport to necessarily reflect the prices at which assets or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither AROC, Randall & Dewey, Inc., nor any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Randall & Dewey, Inc.'s opinion to the special committee was one of many factors taken into consideration by the special committee in connection with its consideration of the Offer, and its opinion does not constitute a recommendation as to whether any stockholder should tender any shares with respect to the Offer. The foregoing summary does not purport to be a complete description of the analysis performed by Randall & Dewey, Inc. and is qualified by reference to the valuation opinion of Randall & Dewey, Inc. set forth in Appendix A to this document. Randall & Dewey, Inc. has consented to inclusion of its written opinion in this document. In addition, a copy of Randall & Dewey, Inc.'s opinion has been filed as an exhibit to the Schedule TO filed with the SEC in connection with the Offer and is available for inspection and copying at the principle executive offices of AROC during its regular business hours by any stockholder or any representative of a stockholder who has been designated in writing. A copy of these materials will be provided by AROC to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder. See "Available Information."

     In June 2000, Randall & Dewey, Inc. was engaged to perform services for AROC and was paid a customary fee of $25,000 for those services. Randall & Dewey, Inc. was formed in 1989 and provides specialized merger, acquisition, divestment, petroleum advisory and capital solution services to the domestic and international upstream oil and gas industry. Clients include integrated companies, public and private independent companies, financial institutions, and other entities involved in world-wide energy industry.

EFFECTS OF THE OFFER

     Each stockholder who properly tenders his or her shares of common stock, as of the effective date, will have his or her shares of common stock converted into cash. The interest of the stockholder in AROC will be terminated, and the stockholder will have no right to share in the assets or future growth of AROC. The only stockholder who it is known will remain after the Offer is MPAC. The Offer will therefore enable MPAC to increase its proportionate ownership. All shares purchased in the Offer will be held in treasury by AROC and will result in a change in the capitalization of AROC.

     If less than all of the shares owned by the public stockholders are tendered pursuant to the Offer, MPAC will pursue a second-step transaction, in which the shares of AROC's common stock held by the remaining public stockholders would be converted into the right to receive cash in the same amount as the purchase price in the Offer. Upon the consummation of the Offer and the second-step transaction, MPAC would thereafter own the entire equity interest in AROC.

     Even if less than all of the shares of AROC's common stock held by the public stockholders are tendered pursuant to the Offer and a second-step transaction does not occur, the purchase of shares of our common stock by AROC pursuant to the Offer will reduce the number of shares that might otherwise trade publicly and will reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. Under these circumstances, given the continuing costs of public reporting and compliance, AROC may seek to remove its stock from the Pink Sheets and seek to terminate its registration under the Exchange Act if it has less than 300 holders of record. Following these steps, AROC would become a private company and there would be no public market for AROC's stock.

     The shares of AROC common stock are currently registered under the Exchange Act, which requires, among other things, that AROC furnish certain information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of AROC's stockholders. In addition, under Section 12(g) of the Exchange Act, registration under the Exchange Act may be terminated by the issuer if there are fewer than 300 holders of record of a class of security. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 5% of the shares of the issuer will ordinarily not be considered as being publicly held for this purpose. In the event the bid quotation for shares of AROC common stock were no longer quoted on the Pink Sheets, price quotations might still be available from other sources. The extent of the public market for the shares of AROC common stock and the availability of such quotations would, however, depend upon the number of holders remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the termination of registration under the Exchange Act and other factors.

     The termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, including requirements that AROC file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that AROC's officers, directors and ten-percent stockholders file certain reports concerning ownership of AROC's equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of AROC's equity securities within any six-month period may be recaptured by AROC. In addition, the ability of "affiliates" of AROC and other persons to dispose of shares of AROC common stock which are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. Except as disclosed in this section and elsewhere in this Offer to Purchase, AROC has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of AROC, or the disposition of securities of AROC, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving AROC, (iii) any material change in the present dividend policy or indebtedness or capitalization of AROC, (iv) any other material change in AROC's corporate structure or business, or (v) any change in AROC's certificate of incorporation, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition of control of AROC by any person.

PLANS OF AROC AND MPAC AFTER THE OFFER

     Consummation of the Offer and a second-step transaction, if completed, will permit MPAC to receive any benefits that may result from ownership of the entire equity interest in AROC. These benefits include management and investment discretion with regard to the future conduct of the business of AROC, the benefits of any profits generated by operations and any increase in AROC's value. Similarly, MPAC will also bear the risk of any decrease in the value of AROC. MPAC currently owns approximately 30.8% of the AROC common stock, 95.6% on a fully diluted basis. Upon successful completion of the Offer and the second-step transaction, MPAC will own 100% of the then outstanding stock of AROC, will be able to consolidate 100% of the AROC's net book value and net earnings into its financial statements, and will be able, as the sole stockholder, to access 100% of AROC's net book value and net earnings.
According to AROC's 10-K for the fiscal year ended December 31, 2000, AROC's net book value as of December 31, 2000 was a deficit of approximately $15.8 million and its net loss for the year ending December 31, 2000 was approximately $12.7 million.

     At the present time, MPAC has not determined the form of transaction that the second-step transaction will take because the form will depend upon a number of factors, including the number of shares acquired by AROC in the Offer, the number of stockholders, and the diversity of share ownership following the consummation of the Offer. The second-step transaction could be implemented through a merger of AROC with a corporation to be formed and wholly owned by MPAC or through a reverse split of the shares of AROC common stock outstanding. Under the DGCL, and AROC's certificate of incorporation, the approval of the board and the affirmative vote of a majority of the outstanding shares of AROC's common stock are required to approve a merger at a meeting of the stockholders. A reverse share split through the amendment of AROC's Certificate of Incorporation will require the approval of the board, and the affirmative vote of a majority of each class of AROC outstanding stock, and the affirmative vote holders of two-thirds of the outstanding voting stock of AROC. MPAC, who currently owns approximately 30.8% of the outstanding shares of AROC's common stock and would own a greater percentage after completion of the Offer, intends to vote all of its shares in favor of a second-step transaction if a stockholder vote is required. MPAC expects to have sufficient voting power to cause the approval and adoption of a second-step transaction immediately after the Offer, without the affirmative vote of any other stockholders of AROC. Under the DGCL, an entity that owns 90% or more of the outstanding shares of each class of the outstanding stock of another entity may effect a merger with such other entity without submitting the merger to a vote of stockholders of the other entity. Accordingly, if MPAC owns 90% or more of each class of stock of AROC that remains outstanding after completion of the Offer, this type of merger, known as a short-term merger, may be effected without a vote of AROC's stockholders. If, however, the percentage of voting ownership of MPAC after completion of the Offer is less than 90% of each class of stock of AROC, a vote of AROC's stockholders will be required under the applicable laws, and a longer period of time may be required to effect a merger. It is contemplated that the consideration payable to the public stockholders in any second-step transaction will be cash in an amount equal to the purchase price in the Offer although there is no agreement between MPAC and AROC as to the price.

     Following the Offer, the shares of AROC common stock may no longer be quoted on the Pink Sheets, and, if there are less than 300 record stockholders of AROC, the registration of the shares of AROC common stock under the Exchange Act will be terminated and AROC will no longer file periodic reports with the SEC. If following the completion of the Offer, AROC will become a private company and MPAC will succeed to a more dominant equity interest in AROC. In addition, MPAC will pursue a second-step transaction to cause any remaining equity interest in AROC not owned by MPAC to be converted into the right to receive $.06 per share in cash. Following this Offer and any second-step transaction, there probably would be no publicly traded equity securities of AROC outstanding. MPAC has advised the AROC board that, assuming the completion of the Offer and the second-step transaction, they have no present intention to cause AROC to change its fundamental business, sell or otherwise dispose of AROC or any material part of its business, merge, liquidate or otherwise wind-up AROC's business. Nevertheless, MPAC will initiate a review of AROC and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the Offer to enhance the operations of AROC.

DISSENTERS' OR APPRAISAL RIGHTS OF STOCKHOLDERS

     No dissenters' or appraisal rights are available to stockholders in connection with the Offer or in the second-step transaction if the transaction is not a merger. Additionally, we have not made any provision for stockholders to obtain counsel or appraisal services in connection with the Offer at our expense. However, if the second-step transaction is implemented through a merger, the stockholders who have not tendered their shares will have certain rights to dissent and demand appraisal of, and to receive payment in cash of the fair value of their shares, provided that such stockholders strictly comply with the requirements of the DGCL.

     If a dissenting stockholder were to exercise such appraisal rights in connection with a merger, and if AROC and such stockholder were unable to agree on the fair value of the shares, a court would determine the fair value of the shares, as of the day prior to the date on which the stockholders' vote was taken approving the merger. The fair value of the shares would be paid in cash to such dissenting stockholder. In determining the fair value of the shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares, including, among other things, asset values and earnings capacity. Therefore, the value so determined in any appraisal proceeding could be higher, the same or lower than, the purchase price received in the Offer or in the second-step transaction.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 OF THE DGCL INCLUDED IN APPENDIX C ATTACHED TO THIS OFFER TO PURCHASE. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF SECTION 262 OF THE DGCL.

CONDUCT OF AROC'S BUSINESS AFTER THE OFFER

     In March 2001, MPAC entered into consulting agreements with Frank A. Lodzinski and Jerry M. Crews to assist MPAC in connection with evaluating and managing its investment in certain portfolio companies, including AROC. Upon the resignations of certain members of management on May 18, 2001, Mr. Lodzinski was appointed President, Chief Executive Officer and as a directors of AROC, and Mr. Crews was appointed as Chief Operating

Officer and Secretary of AROC. Mr. Lodzinski is the former Chairman of the Board, President, Chief Executive Officer and a former Director of Texoil, Inc. (a Nasdaq Small Cap Market company) from December 31, 1997 until the sale of Texoil to Ocean Energy, Inc. (a NYSE company) in February 2001. Prior to his positions with Texoil, Mr. Lodzinski was the President and a director with Cliffwood Oil & Gas Corp., the predecessor to Texoil, and the President and a director of Hampton Resources Corporation, a public company that was sold to Bellwether Exploration Company. Mr. Crews is the former Executive Vice President of Texoil from December 31, 1997 until the sale to Ocean in February 2001. Prior to his position with Texoil, Mr. Crews was an officer and director with Cliffwood. MPAC intends for AROC to hire Mr. Lodzinski as Chief Executive Officer and Mr. Crews as Chief Operating Officer of AROC, effective upon the departure of the current senior management of AROC. Messrs. Crews and Lodzinski do not own any equity interests in MPAC or AROC. Upon consummation of the Offer and second-step transaction, MPAC expects that AROC will enter into formal employment agreements with Messrs. Lodzinski and Crews that will involve the issuance by AROC of shares and options to Messrs. Lodzinski and Crews. Although MPAC has not made a final determination as to the number of shares and options that it expects AROC will issue to Messrs. Lodzinski and Crews, MPAC expects that the shares and options will be issued at average prices that are lower than the purchase price paid to the shareholders in the Offer. MPAC also intends for AROC to relocate its principal offices to Houston, Texas, and to hire certain personnel who formerly worked with Mr. Lodzinski and Mr. Crews at Texoil. MPAC expects that Mr. Lodzinski and Mr. Crews will continue their review of AROC, its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes would be desirable following the Offer to enhance the operations, prospects and value of AROC.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Sales of shares of AROC common stock by stockholders pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. This discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the Internal Revenue Service. The federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances.

     Under Section 302 of the Internal Revenue Code of 1986, as amended, a sale of shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the tendering stockholder, (b) results in a "complete redemption" of all of the stock of AROC owned by the stockholder, or
(c) is "not essentially equivalent to a dividend" with respect to the tendering stockholder. If any of those three tests is satisfied, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the shares were held as capital assets, which will be long-term capital gain or loss if the shares are held for more than one year. If you are a certain type of entity or individual (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who acquired their shares upon the exercise of options or otherwise as compensation), you may be subject to special rules not discussed below.

     Capital gain recognized by an individual upon the sale of a capital asset that has been held for more than one year will generally be subject to tax at a rate not to exceed 20%. Capital gain recognized from the sale of a capital asset held for one year or less will be subject to tax at the ordinary income tax rates. Currently, the highest ordinary income tax rate is 39.6%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

     Capital losses recognized by an individual upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets plus $3,000. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to the extent of capital gains plus $3,000 in any future taxable year. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and allowed to the extent of capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

     In determining whether any of the tests under Section 302 of the Internal Revenue Code is satisfied, stockholders must take into account not only the shares of AROC stock they actually own, but also any shares of AROC stock they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Internal Revenue Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own shares of stock actually owned, and in some cases constructively owned, by certain related individuals or entities, and any stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The receipt of cash upon the sale of shares pursuant to the Offer will be "substantially disproportionate" with respect to the tendering stockholder if, among other things, the percentage of the outstanding shares of voting stock and common stock, respectively, actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the Offer (treating as no longer outstanding all shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding voting stock and common stock, respectively, actually and constructively owned by such stockholder immediately before the sale of shares pursuant to the Offer (treating as outstanding all shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances. The receipt of cash by a tendering stockholder will result in a "complete redemption" of the stockholder's interest in AROC if all the stock actually and constructively owned by the stockholder is sold pursuant to the Offer or otherwise and, if applicable, the stockholder is eligible to waive and does effectively waive attribution of all stock constructively owned by the stockholder in accordance with Section 302(c) of the Internal Revenue Code. Stockholders should consult their tax advisors with respect to the application of the "complete redemption" test to their particular facts and circumstances.

     Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in AROC. Whether a meaningful reduction has occurred, and, therefore, whether the receipt of cash by a tendering stockholder will be "not essentially equivalent to a dividend," will depend upon the individual stockholder's facts and circumstances. Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should therefore consult their tax advisors as to its application in their particular situations.

     If none of the three tests under Section 302 of the Internal Revenue Code is satisfied, the receipt of cash by a tendering stockholder pursuant to the Offer will be treated as a dividend taxable as ordinary income to the extent paid out of AROC's current or accumulated earnings and profits (without any offset for the tendering stockholder's basis in the tendered shares). Any portion of the cash received by the tendering stockholder that is not paid out of AROC's current or accumulated earnings and profits will first be a tax-free return of capital to the extent of the stockholder's tax basis in the shares and then a capital gain from the sale or exchange of property.

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends received deduction. The dividends received deduction is subject to certain limitations, and may not be available if, among other things, the corporate stockholder does not satisfy certain holding period requirements with respect to the shares or if the shares are treated as "debt financed portfolio stock" within the meaning of
Section 246A(c) of the Internal Revenue Code. Generally, if a dividend equals or exceeds 10% of a corporate stockholder's tax basis in AROC stock and the corporate stockholder has not held the stock for more than two years, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Internal Revenue Code, in which case such corporate stockholder's tax basis in shares of AROC's stock retained by such stockholder would be reduced, but not below zero, by the amount of the "non taxed portion" of the dividend, which is generally the amount of the dividend's received deduction. Any amount of the non taxed portion of the dividend in excess of the stockholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other stock that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends received deduction would reduce the stockholder's adjusted tax basis only in its shares sold pursuant to the Offer, and any excess of such non taxed portion over such basis would be currently taxable as gain on the sale of such shares. Except as may otherwise be provided in applicable Treasury regulations, in the case of any redemption of stock which is not pro rata as to all stockholders, any amount treated as a dividend under the rules of Section 302 of the Internal Revenue Code is treated as an extraordinary dividend without regard to the corporate stockholder's holding period or the amount of the dividend. Corporate stockholders should consult their tax advisors as to the availability of the dividends received deduction and the application of Section 1059 of the Internal Revenue Code.

     "Backup withholding" at a rate of 31% will apply to payments made to stockholders pursuant to the Offer unless the stockholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments made to stockholders pursuant to the Offer under the backup withholding rules generally will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the IRS.

     To avoid the imposition of the backup withholding, stockholders who are U.S. persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and stockholders who are non-U.S. persons should submit to the Depositary Form W-8BEN. Stockholders should consult their tax advisors to determine whether or not they will be treated as a U.S. person for purposes of backup withholding.

     CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO CERTAIN FOREIGN
STOCKHOLDERS.

     An AROC stockholder who is a nonresident alien individual, a foreign trust or estate, or a foreign corporation that does not hold his, her or its shares in connection with a trade or business conducted in the United States (a "Foreign Stockholder") are advised to review the tax discussion contained in the Offer to Purchase.

     A sale of AROC common stock by a tendering Foreign Stockholder will be treated either as a sale or a dividend for U.S. federal income tax purposes under section 302 of the U.S. Internal Revenue Code as discussed on page 15 of the Offer to Purchase. If the sale by a tendering Foreign Stockholder is treated as a sale for U.S. federal income tax purposes, any capital gain realized by the Foreign Stockholder on the sale will not be subject to U.S. federal income tax, unless the Foreign Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are "controlled foreign corporations," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser. If the sale by a tendering Foreign Stockholder is treated as a dividend for U.S. federal income tax purposes, the Foreign Stockholder will be subject to U.S. withholding tax on the payment received (without any offset for the Foreign Stockholder's tax basis in the tendered shares) at the rate of 30% (unless a reduced rate applies under an applicable tax treaty or statute).

     To avoid the imposition of backup withholding, an individual Foreign Stockholder should submit to the Depository a duly completed Form W-8, also included in this package, signed under penalty of perjury, stating that the Foreign Stockholder (1) is neither a citizen nor a resident of the United States, (2) has not been and reasonably does not expect to be present in the United States for a period aggregating 183 days or more during the calendar year, and (3) reasonably expects not to be engaged in a trade or business within the United States to which the gain on the sale of the AROC common stock would be effectively connected. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Foreign Stockholder's U.S. federal income tax liability.

     The tax discussion above is included for general information only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. No information is provide herein regarding any foreign tax consequences to a tendering Foreign Stockholder. Foreign Stockholders are advised to consult their own tax advisor regarding any foreign tax consequences upon a tender of AROC common stock.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE U.S. FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE OR LOCAL TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

                                 THE TENDER OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), AROC will accept for payment and pay for all shares of our common stock validly tendered prior to the expiration date and not withdrawn in accordance with "The Tender Offer--Withdrawal Rights" at a price of $0.06 per share, the "purchase price," net to the seller in cash, without interest thereon. The "expiration date" means 5:00 p.m., New York City time, on July 19, 2001, unless and until we, in our sole discretion, extend the period during which the Offer is open, in which event "expiration date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's shares. See "The Tender Offer--Withdrawal Rights."

     Subject to the applicable regulations of the SEC, AROC also expressly reserves the right, in our sole discretion, at any time and from time to time,
(i) to delay acceptance for payment of, or, regardless of whether such shares were theretofore accepted for payment, payment for, any shares, pending receipt of any regulatory approval specified in "The Tender Offer--Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by press release or other public announcement, and other than an extension, by filing an amendment with the SEC, and if required, mailing the amendment to the stockholders. We acknowledge that (i) Rule 13e-4(f) under the Exchange Act requires us to pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the first sentence of this paragraph), any shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by press release or other public announcement, and other than an extension, by filing an amendment to the Offer with the SEC, and if required, mailing the amendment to all stockholders. In the case of an extension, such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If we make a material change in the terms of the Offer or other information concerning the Offer, or if it waives a material condition of the Offer, AROC will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(3) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

     If, prior to the expiration date, we decide to decrease the number of shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 8:00 a.m. through 5:00 p.m., New York City time.

     Pursuant to Rule 13e-4(f)(6), under the Exchange Act, we may not make any purchases of AROC common stock or any right to purchase AROC common stock otherwise than pursuant to the Offer until the expiration of at least ten business days after the expiration date of the Offer.

     Pursuant to Rule 14d-11, under the Exchange Act, AROC may, subject to certain conditions, provide a subsequent offering period from three business days to twenty business days in length following the purchase of shares on the expiration date, referred to as the "Subsequent Offering Period." AROC currently has no intention to provide a Subsequent Offering Period but reserves the right to provide for one if MPAC owns less than 90% of the outstanding share of AROC common stock following expiration of the initial offering period. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of shares in the Offer, during which stockholders may tender shares of common stock that had not been purchased in the Offer. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed. In the event AROC decides to provide for a Subsequent Offering Period, it will notify the stockholders by means of a press release or other public announcement.

     During a Subsequent Offering Period, tending stockholders will not have withdrawal rights and AROC will promptly purchase and pay for any shares tendered at the same price paid in the Offer. Rule 14d-11 provides that AROC may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business days period of the Offer has expired; (ii) AROC offers the same form and amount of consideration for shares in the Subsequent Offering Period as in the Offer; (iii) AROC accepts and promptly pays for all shares tendered during the Offer prior to the expiration date; (iv) AROC announces the results of the Offer, including the approximate number and percentage of shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration date and immediately begin the Subsequent Offering Period; and (v) AROC immediately accepts and promptly pays for shares as they are tendered during the Subsequent Offering Period. In the event AROC elects to extend the Subsequent Offering Period, it will notify the stockholders consistent with the requirements of the SEC.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to shares tendered during the Subsequent Offering Period. The Offer price will be paid to stockholders tendering shares in the Subsequent Offering Period.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of AROC common stock whose names appear on AROC's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) all shares properly tendered and not properly withdrawn prior to the expiration date. All questions as to the satisfaction of such terms and conditions will be determined by AROC in our sole discretion, which determination will be final and binding. See "The Tender Offer--Terms of the Offer; Expiration Date" and "--Certain Conditions of the Offer."

     Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, AROC will accept for payment and pay a purchase price in cash of $0.06 per share for any and all shares of our common stock properly tendered, and not properly withdrawn. AROC expressly reserves the right to extend the expiration date pending receipt of any regulatory approvals specified in "The Tender Offer--Certain Legal Matters and Regulatory Approvals" or withdraw or extend the Offer in order to comply in whole or in part with any other applicable law.

     In all cases, payment for shares of our common stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares pursuant to the procedures set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, AROC will be deemed to have accepted for payment (and thereby purchased) shares of our common stock validly tendered and not properly withdrawn as, if and when AROC gives oral or written notice to the Depositary of our acceptance for payment of such shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from AROC and transmitting such payments to tendering stockholders whose shares have been accepted for payment. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

     AROC will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     In order for a holder of shares of our common stock validly to tender shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the share certificates evidencing tendered shares must be received by the Depositary prior to the expiration date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     A STOCKHOLDER WHO HOLDS SHARES THROUGH A BROKER OR BANK IS URGED TO CONSULT ITS BROKER OR BANK TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF THE STOCKHOLDER TENDERS ITS SHARES THROUGH THE BROKER OR BANK AND NOT DIRECTLY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, an "Eligible Institution," except in cases where shares are tendered (i) by a registered holder of shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on such share certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender shares of our common stock pursuant to the Offer and the certificates evidencing the stockholder's shares are not immediately available or the stockholder cannot deliver the share certificates and all other required documents to the Depositary prior to the expiration date, the shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     a.   the tender is made by or through an Eligible Institution;

     b. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by AROC is received prior to the expiration date by the Depositary as provided below; and

     c. the certificates, in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by AROC.

     In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the share certificates evidencing such shares, and the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the number of shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by AROC in our sole discretion, which determination shall be final and binding on all parties. AROC reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. AROC also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of AROC, the Depositary, the Information Agent or any other person will not be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

     Lost, Destroyed or Stolen Certificates. If any certificates for the shares have been lost, destroyed or stolen, stockholders should complete the Affidavit included in the Letter of Transmittal and forward it to the Depositary immediately at the address set forth on the back cover of this Offer to Purchase. In such event, the Depositary will forward additional documentation, if necessary, to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The purchase price with respect to the relevant shares will not be paid until the procedures for replacing lost, destroyed or stolen certificates have been followed.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of AROC as the stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's rights with respect to the shares tendered by the stockholder and accepted for payment by AROC and with respect to any and all shares or other securities issued or issuable in respect of the shares on or after May 14, 2001. All the proxies shall be considered coupled with an interest in the tendered shares. The appointment will be effective when, and only to the extent that, AROC accepts the shares for payment. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the shares (and any other shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by the stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of AROC will, with respect to the shares for which the appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of AROC's stockholders or any adjournment or postponement thereof, by written consent in lieu of any meeting or otherwise.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT THE STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO THE STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     Tendering Stockholder's Representation and Warranty; AROC's Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to AROC that (a) the stockholder has a "net long position" (as defined in Rule 14e-4 promulgated by the SEC under the Exchange
Act) in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 and (b) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares tendered or
(y) other securities immediately convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. AROC's acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and AROC upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO AROC. ANY SUCH DOCUMENTS DELIVERED TO AROC WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

WITHDRAWAL RIGHTS

     Tenders of shares of our common stock made pursuant to the Offer are irrevocable except that the tendered shares may be withdrawn at any time prior to the expiration date and, unless accepted for payment by AROC pursuant to the Offer, may also be withdrawn at any time after May 14, 2001. If AROC extends the Offer, is delayed in its acceptance for payment of shares or is unable to accept shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of AROC, retain tendered shares, and the shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution.

     All questions as to the form and validity (including the time of receipt) or any notice of withdrawal will be determined by AROC, in its sole discretion, whose determination will be final and binding. None of AROC, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the expiration date by following one of the procedures described in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

DIVIDENDS AND DISTRIBUTIONS

     Although AROC is currently restricted from paying dividends under our credit agreement with Toronto Dominion Bank, if, on or after May 14, 2001, AROC should declare or pay any dividend on the shares of common stock or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares of common stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of AROC on AROC's stock transfer records of the shares purchased pursuant to the Offer, then, without prejudice to AROC's rights under "The Tender Offer--Certain Conditions of the Offer," (i) the purchase price per share payable by AROC pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of AROC and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of AROC, accompanied by appropriate documentation of transfer.

CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, AROC shall have the right to amend the Offer or terminate the Offer and not accept for payment or pay for any shares tendered pursuant to the Offer, if prior to the expiration of the Offer any of the following conditions exist:

     a. there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in an adverse manner to the Offer, or (ii) in AROC's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of AROC and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of AROC and its subsidiaries;

     b. there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or AROC or any of its subsidiaries, by any court or any authority, agency or tribunal that, in AROC's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) restrict AROC's ability or render AROC unable to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of AROC and its subsidiaries, taken as a whole;

     c. there shall have occurred (i) any prolonged general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in AROC's reasonable judgment, might materially and adversely affect the extension of credit by banks or other lending institutions in the United States, (v) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of AROC, have a material adverse effect on AROC's business, operations or prospects, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     d. a tender or exchange offer for all or substantially all of the shares of AROC's common stock on terms more favorable to AROC's unaffiliated stockholders, or any merger, business combination or other similar transaction with or involving AROC shall have been proposed, announced or made by any person;

     e. (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of AROC's common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 30, 2001), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of AROC's common stock, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire AROC or any of its assets or securities other than in connection with a transaction authorized by the board of directors of AROC; or

     f. any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of AROC and its subsidiaries that, in AROC's reasonable judgment, is of or may have a material adverse significance to AROC or its subsidiaries, taken as a whole.

     The foregoing conditions are for the sole benefit of AROC and may be asserted by AROC regardless of the circumstances giving rise to any such condition or may be waived by AROC in whole or in part at any time and from time to time prior to the expiration date in its sole discretion. The failure by AROC at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right; the waiver of any right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration date.

SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER

     AROC estimates that payments for tendered shares will aggregate approximately $2,200,000 and likely will aggregate significantly less than that amount. AROC intends to use internally generated funds and available cash to purchase shares pursuant to the Offer and to pay related fees and expenses of the Offer.

     The special committee of the board of directors of AROC retained Randall & Dewey, Inc. to act as its financial advisor in connection with the Offer. The engagement letter between AROC and Randall & Dewey, Inc. provides that AROC will pay Randall & Dewey, Inc. a fee of $30,000. In addition, the engagement letter provides that AROC will reimburse Randall & Dewey, Inc. for any reasonable out-of-pocket expenses as may be related to travel as requested by AROC, and will indemnify Randall & Dewey, Inc. and certain related persons against any and all liabilities, including liabilities under securities laws, arising out of its engagement.

     AROC has retained Registrar and Transfer Company to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by AROC for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by AROC to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. AROC, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of AROC or the Depositary for purposes of the Offer. AROC will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

     The estimates of specific fees and expenses are:

Financial advisor fees and expenses..................       $ 35,000
Printing and mailing.................................         20,000
Filing fee...........................................            500
Depositary fees......................................         10,000
Counsel fees and expenses............................        170,000
Miscellaneous........................................       $  2,500
                                                            --------
     Total...........................................       $248,000
                                                            ========

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. AROC is not aware of any license or other regulatory permit that appears to be material to the business of AROC that might be adversely affected by the acquisition of shares by AROC pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of shares by AROC pursuant to the Offer. Should any such approval or other action be required, it is our present intention to seek such approval or action. AROC does not currently intend, however, to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any approval (subject to AROC's right to decline to purchase shares if any of the conditions in "The Tender Offer--Certain Conditions of the Offer" shall have occurred). There can be no assurance that any approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of AROC, or that certain parts of the businesses of AROC, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that approval was not obtained or other action was not taken. AROC's obligation under the Offer to accept for payment and pay for shares is subject to certain conditions, including conditions relating to the legal matters discussed in this section. See "The Tender Offer--Certain Conditions of the Offer."

     State Takeover Laws. AROC is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who beneficially owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof that beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the past three years) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. AROC believes that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the Offer or the second-step transaction, if it occurs.

     AROC conducts limited business in several states in the United States, some of which have enacted takeover laws. AROC does not believe that any state takeover statutes apply to the Offer and has not currently complied with any state takeover statute or regulation. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the second-step transaction, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or a second-step transaction, AROC may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, AROC may be unable to accept for payment any shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and any second-step transaction. In such case, AROC may not be obligated to accept for payment any shares tendered. See "The Tender Offer--Certain Conditions of the Offer."

     Litigation. To the best knowledge of AROC, no lawsuits have been filed relating to the Offer or any possible second-step transaction.

                                 THE COMPANY

BACKGROUND AND BUSINESS

     AROC is a Tulsa-based holding company of a group of entities whose principal activities are the exploration, development and production of oil and gas and the acquisition of producing oil and gas properties. AROC (formerly known as American Rivers Oil Company) was incorporated and registered under the laws of Delaware on July 16, 1999. AROC's corporate headquarters are at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135 and its telephone number is
(918) 491-1100.

     AROC's majority stockholder, MPAC Energy, LLC, is a limited liability company organized under the laws of the state of Texas. MPAC's principal business address and office is located at 13101 Northwest Freeway, Suite 320, Houston, Texas 77040. The principal business of MPAC is engaging in oil and gas related investments. The controlling members of MPAC are EnCap Equity 1996 Limited Partnership ("EnCap 96 LP"), a Texas limited partnership, EnCap Equity 1994 Limited Partnership ("EnCap 94 LP"), a Texas limited partnership, Energy Capital Investment Company, PLC ("Energy PLC"), a company organized and existing under the laws of England, EF-II Holdings, L.L.C. ("EF-II"), a Texas limited liability company, EnCap Investments L.L.C. ("EnCap Investments"), a Delaware limited liability company, and El Paso Capital Investments, L.L.C. ("El Paso Capital"), a Delaware limited liability company. The sole general partner of EnCap 96 LP and EnCap 94 LP is EnCap Investments. The members of EF-II holdings are EnCap 96 LP and Energy PLC. The sole member of EnCap Investments and El Paso Capital is El Paso Merchant Energy Holding Company ("El Paso Merchant Energy"), a Delaware corporation. The controlling person of El Paso Merchant Energy is El Paso Corporation.

OFFICERS AND DIRECTORS

     For biographical information on AROC's executive officers and directors, see "Item 10. Directors and Executive Officers of the Registrant" in AROC's Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which has previously been provided or is being sent to stockholders along with this Offer to Purchase. Certain information regarding the officers and directors of MPAC and its control persons is set forth in Appendix B attached to this Offer to Purchase.

     None of the executive officers or directors of AROC has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. All of the executive officers and directors of AROC are citizens of the United States, with the exception of Paul R. Fenemore who is a citizen of the United Kingdom.

     None of MPAC, Energy PLC, EnCap 96 LP, EnCap 94 LP, EnCap Investments, El Paso Capital, EF-II Holdings, El Paso Corporation, El Paso Merchant Energy, or any of the individuals identified in Appendix B has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of MPAC, Energy PLC, EnCap 96 LP, EnCap 94 LP, EnCap Investments, El Paso Capital, EF-II Holdings, El Paso Corporation, El Paso Merchant Energy, or any of the individuals identified in this Schedule 1 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of the individuals identified in Appendix B is a citizen of the United States of America, with the exception of (i) Alan B. Henderson and William W. Vanderfelt who are citizens of the United Kingdom, (ii) Energy PLC which was formed under the laws of the United Kingdom, (iii) Leo G. Deschuyteneer who is a citizen of Belguim, (iv) James F. Ladner who is a citizen of Switzerland, and
(v) Juan Carlos Braniff who is a citizen of Mexico.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

     The following table sets forth certain information, as of May 1, 2001, about any person that is known to AROC to be the beneficial owner of more than 5% of each class of AROC common stock and each executive officer and director of AROC and all executive officers and directors of AROC as a group. Except as otherwise indicated, each of the persons named below is believed by AROC to possess sole voting and investment power with respect to the shares beneficially owned by such person.



Name and Address of Beneficial        Shares Owned Beneficially (2)         Percent (2)
 Owner (1)
------------------------------        -------------------------             -----------
John A. Keenan (3)                            2,000,000                          3.6%
Paul R. Fenemore (4)                          1,400,000                          2.5%
Francis M. Munchinski (5)                     1,000,000                          1.8%
Robert E. Schulte (6)                           750,000                          1.4%
Michael E. Humphries                            250,000                            *
Robert L. Zorich (7)                                -0-                            -
Gary R. Petersen (7)                                -0-                            -
D. Martin Phillips (7)                              -0-                            -
MPAC Energy, LLC (8)                        820,422,217                         95.6%
All directors and executive                   5,400,000                            *
 officers of AROC as a group (8
 persons) (3), (4), (5), (6), (7)

_________________
*    Less than 1%

(1) All of AROC's directors and executive officers may be contacted at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

(2) All share amount and percentage information is calculated on the basis that AROC's common stock and Series A convertible preferred stock constitute a single class because as of each share of preferred stock is convertible at any time into 423.7 shares of AROC's common stock and generally has the right to vote in all matters on the same basis as if the preferred stock had been converted into common stock.

(3) Includes 1,900,000 shares granted as restricted stock under AROC's 2000 Omnibus Stock and Incentive Plan.

(4) Consists of 1,400,000 shares granted as restricted stock under AROC's 2000 Omnibus Stock and Incentive Plan.

(5) Consists of 1,000,000 shares granted as restricted stock under AROC's 2000 Omnibus Stock and Incentive Plan.

(6) Consists of 750,000 shares granted as restricted stock under AROC's 2000 Omnibus Stock and Incentive Plan.

(7)  Excludes stock owned by MPAC, with which this person is affiliated.

(8) Consists of 17,045,454 shares of common stock, 10,000,000 shares of convertible restricted voting shares that are convertible into 5,000,000 shares of common stock, warrants to purchase 44,009,814 shares of common stock at a price of $0.01 per share that are exercisable, and 1,780,306 shares of preferred stock that are convertible into 754,366,949 shares of common stock. The address of MPAC Energy, LLC is 13101 Northwest Freeway, Suite 320, Houston, Texas 77040.

     In addition to the interests set out above, John A. Keenan was interested in 45,000 shares of common stock held in the name of Diamond Securities Limited and 102,500 shares of common stock held in the name of Havensworth Limited by virtue of having proxy over the voting rights attached to these shares of common stock pending their sale, as required by a settlement of legal proceedings with the former Managing Director of Alliance in August 1996.

ADDITIONAL INFORMATION ABOUT AROC IN FORM 10-K

     Additional information concerning AROC, including its business, properties, management's discussion and analysis of financial condition and the results of operations, and financial statements and the notes thereto, is included in its Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which has previously been provided or is being sent to stockholders along with this Offer to Purchase.

                             AVAILABLE INFORMATION

     AROC is subject to the informational requirements of the Exchange Act, and in accordance with such requirements files reports, proxy statements, and other information with the SEC. The reports, proxy statements, and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20459. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including AROC.

     AROC and MPAC have each filed a Schedule TO with the SEC with respect to the Offer. As permitted by the rules and regulations of the SEC, this Offer to Purchase omits certain information and exhibits contained in the Schedules. The Schedules, including exhibits, and any amendments thereto may be inspected and copied at, or obtained from the SEC's offices as set forth above. For further information, reference is hereby made to each of the Schedule TO and the exhibits thereto. Statements contained in this Offer to Purchase concerning documents filed with the SEC as exhibits to the Schedules or attached as Appendices to this Offer to Purchase are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Schedules or attached as an Appendix to this Offer to Purchase. Each statement in this Offer to Purchase concerning such a document is qualified in its entirety by reference to such document.

     Certain documents discussed in this Offer to Purchase including, without limitation, each of the Schedule TO and all exhibits thereto, are also available for inspection and copying at the principal executive offices of AROC at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, telephone (918) 491-1100, during its regular business hours, by any stockholder or his or her representative so designated in writing. Upon the written request of a stockholder directed to the Secretary of AROC at the above address, AROC will mail to such stockholder a copy of any such document at the expense of such stockholder. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained by stockholders from AROC at its address and telephone number set forth above at no cost to the stockholders.

     Once the Offer is completed, AROC may deregister its common stock and, if it does, it will no longer be subject to the reporting requirements of the Exchange Act. See "Special Factors--Effects of the Offer."

     No person has been authorized to give any information or make any representation in connection with the Offer made hereby other than those contained or incorporated by reference in this Offer to Purchase, and, if given or made, such information or representation must not be relied upon as having been authorized by AROC. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. Information in this Offer to Purchase about AROC has been provided by AROC.

                                                                      APPENDIX A

                             Randall & Dewey, Inc.
                       Two Greenspoint Park, Suite 380-S
                         16800 Greenspoint Park Drive
                             Houston, Texas 77060
                                (281) 774-2000

April 16, 2001

Mr. Michael E. Humphries
Chairman of the Special Committee
of the Board of Directors
AROC Inc.
4200 E. Skelly Drive, Suite 1000
Tulsa, OK  74135

Members of the Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the existing non-affiliated holders of common stock ("Shareholders"), par value $0.001 per share ("Common Stock") of AROC Inc. ("the Company"), of the consideration to be received as set forth in the Offer to Purchase from AROC Inc. Pursuant to the Offer to Purchase, the Company will commence a tender offer (the "Offer") to purchase all of the outstanding shares of Common Stock at a price per share of $0.06/share in cash.

In arriving at our opinion, we have, among other things: 1) reviewed a draft of the Offer to Purchase (the "Offer to Purchase") to be included in a Schedule TO to be filed by the Company with the Securities and Exchange Commission; 2) reviewed certain publicly available business and financial information relating to the Company, including the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ending April 30, 2000 and December 31, 2000; 3) reviewed certain estimates of the Company's proved oil and gas reserves prepared by Lee Keeling & Associates Inc. ("Lee Keeling"); 4) reviewed pro-forma first quarter 2001 financial statements and operating reports reflective of the remaining assets net of asset sales concluded in the first quarter 2001; 5) reviewed internal AROC Inc. operating and project performance summaries; and 6) reviewed such other financial studies and analyses and took into account such other matters as we have deemed necessary or appropriate. This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to any holder of the Company Common Stock as to whether such holder should tender any shares pursuant to the Offer. As you are aware, we have acted as financial advisor to the Special Committee of the Board of Directors, and we will receive a fee from the Company for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Mr. Michael E. Humphries
Chairman of the Special Committee
April 16, 2001/page 2

Our opinion is rendered on the basis of conditions in the oil and gas markets and the securities markets prevailing as of the date hereof and the conditions and prospects, financial or otherwise, of the Company as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above. It is our opinion that, as of the date hereof, the Offer Price of $0.06 per share is fair from a financial point of view to the non-affiliated holders of the Company Common Stock.

Very truly yours,

/s/ Gregg Jacobson
Gregg Jacobson
Randall & Dewey, Inc.

GAJ/lph
Attachment

                                                                      APPENDIX B

                        DIRECTORS, EXECUTIVE OFFICERS,
                            OR CONTROLLING PERSONS
                              OF MPAC ENERGY, LLC

     The name, business address, present principal occupation or employment and the name, principal business address of any corporation or other organization in which such employment is conducted, of each of (i) the members of the board of managers of MPAC Energy, LLC, (ii) the executive officers and directors of Energy Capital Investment Company, PLC, (iii) the executive officers of EnCap Investments L.L.C., (iv) the directors and executive officers of El Paso Capital Investments, L.L.C., (v) the directors and executive officers of El Paso Merchant Energy Holding Company, and (vi) the directors and executive officers of El Paso Corporation, are set forth below:


         NAME AND              CAPACITY IN WHICH      PRINCIPAL OCCUPATION       NAME, PRINCIPAL BUSINESS
     BUSINESS ADDRESS                SERVES                                     ADDRESS OF ORGANIZATION IN
                                                                                WHICH PRINCIPAL OCCUPATION
                                                                                       IS CONDUCTED
MPAC ENERGY, LLC

D. Martin Phillips            Manager,               Managing Director         EnCap Investments L.L.C.
1100 Louisiana St.            MPAC Energy, LLC       EnCap Investments         1100 Louisiana St.
Suite 3150                                           L.L.C.                    Suite 3150
Houston, Texas 77002                                                           Houston, Texas 77002

Gary R. Petersen              Manager,               Managing Director         EnCap Investments L.L.C.
1100 Louisiana St.            MPAC Energy, LLC       EnCap Investments         1100 Louisiana St.
Suite 3150                                           L.L.C.                    Suite 3150
Houston, Texas 77002                                                           Houston, Texas 77002

Robert L. Zorich              President and          Managing Director         EnCap Investments L.L.C.
1100 Louisiana St.            Manager                EnCap Investments         1100 Louisiana
Suite 3150                    MPAC Energy, LLC       L.L.C.                    Suite 3150
Houston, Texas 77002                                                           Houston, Texas 77002

Robert Swanson                Vice President,        Vice President,           MPAC Energy, LLC
13101 Northwest Fwy           Secretary and          Secretary and Treasurer   13101 Northwest Fwy
Suite 320                     Treasurer              MPAC Energy, LLC          Suite 320
Houston, Texas 77040          MPAC Energy, LLC                                 Houston, Texas 77040

ENERGY CAPITAL INVESTMENT
 COMPANY, PLC

Leo G. Deschuyteneer          Director of Energy     Executive Director        Sofina SA
38 Rue de Naples              Capital Investment     of Sofina SA              38 Rue de Naples
B-1050                        Company PLC                                      B-1050
Brussels, Belgium                                                              Brussels, Belgium

Alan B. Henderson             Director of Energy     Chairman of Ranger        Ranger Oil (UK) Ltd.
Ranger House                  Capital Investment     Oil (UK) Ltd.             Ranger House
Walnut Tree Close             Company PLC                                      Walnut Tree Close
Guildford, Surrey                                                              Guildford, Surrey
GU1 4HS                                                                        GU1 4HS

James F. Ladner               Director of Energy     Executive Director        RP & C International
Gartenstrasse 10              Capital Investment     of RP & C                 Gartenstrasse 10
CH-8002                       Company PLC            International             CH-8002
Zurich, Switzerland                                                            Zurich, Switzerland


         NAME AND              CAPACITY IN WHICH      PRINCIPAL OCCUPATION       NAME, PRINCIPAL BUSINESS
     BUSINESS ADDRESS                SERVES                                     ADDRESS OF ORGANIZATION IN
                                                                                WHICH PRINCIPAL OCCUPATION
                                                                                       IS CONDUCTED
Gary R. Petersen              Director               Managing Director         EnCap Investments L.L.C.
1100 Louisiana                Energy Capital         EnCap Investments         1100 Louisiana
Suite 3150                    Investment Company     L.L.C.                    Suite 3150
Houston, Texas 77002          PLC                                              Houston, Texas 77002

William M. Vanderfelt         Director               Managing Partner of       Petercam S.A.
19 Place Sainte-Gudule        Energy Capital         Petercam S.A.             19 Place Sainte-Gudule
B-1000                        Investment Company                               B-1000
Brussels, Belgium             PLC                                              Brussels, Belgium

ENCAP INVESTMENTS L.L.C.

Robert L. Zorich              Managing Director      Managing Director         EnCap Investments L.L.C.
1100 Louisiana                EnCap Investments      EnCap Investments         1100 Louisiana
Suite 3150                    L.L.C.                 L.L.C.                    Suite 3150
Houston, Texas 77002                                                           Houston, Texas 77002

Gary R. Petersen              Managing Director      Managing Director         EnCap Investments L.L.C.
1100 Louisiana                EnCap Investments      EnCap Investments         1100 Louisiana
Suite 3150                    L.L.C.                 L.L.C.                    Suite 3150
Houston, Texas 77002                                                           Houston, Texas 77002

D. Martin Phillips            Managing Director      Managing Director         EnCap Investments L.L.C.
1100 Louisiana St.            EnCap Investments      EnCap Investments         1100 Louisiana
Suite 3150                    L.L.C.                 L.L.C.                    Suite 3150
Houston, Texas 77002                                                           Houston, Texas 77002

David B. Miller               Managing Director      Managing Director         EnCap Investments L.L.C.
3811 Turtle Creek Blvd.       EnCap Investments      EnCap Investments         3811 Turtle Creek Blvd.
Suite 1080                    L.L.C.                 L.L.C.                    Suite 1080
Dallas, Texas 75219                                                            Dallas, Texas 75219

EL PASO CAPITAL
 INVESTMENTS, L.L.C.

Clark C. Smith                President              President of El Paso      El Paso Merchant Energy
1001 Louisiana Street                                Merchant Energy           Holding Corporation
Houston, Texas 77002                                 Holding Company           1001 Louisiana Street
                                                                               Houston, Texas 77002

John B. Holmes                Chief Operating        Chief Operating           El Paso Merchant Energy
1001 Louisiana Street         Officer                Officer of El Paso        Holding Corporation
Houston, Texas 77002                                 Merchant Energy           1001 Louisiana Street
                                                     Holding Company           Houston, Texas 77002

John L. Harrison              Senior Vice            Senior Vice President     El Paso Merchant Energy
1001 Louisiana Street         President and Chief    and Chief Financial       Holding Corporation
Houston, Texas 77002          Financial Officer      Officer of El Paso        1001 Louisiana Street
                                                     Merchant Energy           Houston, Texas 77002
                                                     Holding Company


         NAME AND              CAPACITY IN WHICH      PRINCIPAL OCCUPATION       NAME, PRINCIPAL BUSINESS
     BUSINESS ADDRESS                SERVES                                     ADDRESS OF ORGANIZATION IN
                                                                                WHICH PRINCIPAL OCCUPATION
                                                                                       IS CONDUCTED
Larry M. Kellerman            Vice President and     Vice President and        El Paso Merchant Energy
1001 Louisiana Street         Senior Managing        Senior Managing           Holding Corporation
Houston, Texas 77002          Director               Director of El Paso       1001 Louisiana Street
                                                     Merchant Energy           Houston, Texas 77002
                                                     Holding Company

Cecilia T. Heilmann           Vice President,        Vice President,           El Paso Merchant Energy
1001 Louisiana Street         Managing Director,     Managing Director, and    Holding Corporation
Houston, Texas 77002          and Controller         Controller of El Paso     1001 Louisiana Street
                                                     Merchant Energy           Houston, Texas 77002
                                                     Holding Company

Grady M. Blakley              Senior Vice            Senior Vice President     El Paso Merchant Energy
1001 Louisiana Street         President              of El Paso Merchant       Holding Corporation
Houston, Texas 77002                                 Energy Holding Company    1001 Louisiana Street
                                                                               Houston, Texas 77002

J. Robert Collins, Jr.        Senior Vice            Senior Vice President     El Paso Merchant Energy
1001 Louisiana Street         President              of El Paso Merchant       Holding Corporation
Houston, Texas 77002                                 Energy Holding Company    1001 Louisiana Street
                                                                               Houston, Texas 77002

W.C. Mack                     Senior Vice            Senior Vice President     El Paso Merchant Energy
1001 Louisiana Street         President              of El Paso Merchant       Holding Corporation
Houston, Texas 77002                                 Energy Holding Company    1001 Louisiana Street
                                                                               Houston, Texas 77002

EL PASO MERCHANT ENERGY
 HOLDING COMPANY

Clark C. Smith                President,             President, Merchant       El Paso Merchant Energy
1001 Louisiana Street         Merchant Energy        Energy North America      Holding Corporation
Houston, Texas 77002          North America and                                1001 Louisiana St.
                              Director                                         Houston, Texas 77002

John B. Holmes                Chief Operating        Chief Operating           El Paso Merchant Energy
1001 Louisiana Street         Officer Merchant       Officer, Merchant         Holding Corporation
Houston, Texas 77002          Energy North America   Energy North America      1001 Louisiana St.
                                                                               Houston, Texas 77002

Timothy D. Bourn              Vice President and     Vice President and        El Paso Merchant Energy
1001 Louisiana Street         Senior Managing        Senior Managing           Holding Corporation
Houston, Texas 77002          Director               Director, Merchant        1001 Louisiana St.
                                                     Energy North America      Houston, Texas 77002

Larry M. Kellerman            Vice President and     Vice President and        El Paso Merchant Energy
1001 Louisiana Street         Senior Managing        Senior Managing           Holding Corporation
Houston, Texas 77002          Director               Director, Merchant        1001 Louisiana St.
                                                     Energy North America      Houston, Texas 77002

John L. Harrison              Senior Vice            Senior Vice President     El Paso Merchant Energy
1001 Louisiana Street         President and Chief    and Chief Financial       Holding Corporation
Houston, Texas 77002          Financial Officer      Officer, Merchant         1001 Louisiana St.
                                                     Energy  North America     Houston, Texas 77002


         NAME AND              CAPACITY IN WHICH      PRINCIPAL OCCUPATION       NAME, PRINCIPAL BUSINESS
     BUSINESS ADDRESS                SERVES                                     ADDRESS OF ORGANIZATION IN
                                                                                WHICH PRINCIPAL OCCUPATION
                                                                                       IS CONDUCTED

W.C. Mack                     Senior Vice            Senior Vice President,    El Paso Merchant Energy
1001 Louisiana Street         President              Merchant Energy North     Holding Corporation
Houston, Texas 77002                                 America                   1001 Louisiana St.
                                                                               Houston, Texas 77002

Grady M. Blakley              Senior Vice            Senior Vice President,    El Paso Merchant Energy
1001 Louisiana Street         President              Merchant Energy North     Holding Corporation
Houston, Texas 77002                                 America                   1001 Louisiana St.
                                                                               Houston, Texas 77002

J. Robert Collins, Jr.        Senior Vice            Senior Vice President,    El Paso Merchant Energy
1001 Louisiana Street         President              Merchant Energy North     Holding Corporation
Houston, Texas 77002                                 America                   1001 Louisiana St.
                                                                               Houston, Texas 77002

EL PASO CORPORATION

William A. Wise               Chairman of the        Chairman of the Board,    El Paso Corporation
1001 Louisiana Street         Board, President,      President, Chief          1001 Louisiana Street
Houston, Texas 77002          Chief Executive        Executive Officer and     Houston, Texas 77002
                              Officer and Director   Director of El Paso
                                                     Corporation

H. Brent Austin               Executive Vice         Executive Vice            El Paso Corporation
1001 Louisiana Street         President and Chief    President and Chief       1001 Louisiana Street
Houston, Texas 77002          Financial Officer      Financial Officer of      Houston, Texas 77002
                                                     El Paso Corporation

Ralph Eads                    Executive Vice         Executive Vice            El Paso Corporation
1001 Louisiana Street         President              President of El Paso      1001 Louisiana Street
Houston, Texas 77002                                 Corporation               Houston, Texas 77002

Joel Richards III             Executive Vice         Executive Vice            El Paso Corporation
1001 Louisiana Street         President              President, Human          1001 Louisiana Street
Houston, Texas 77002                                 Resources and             Houston, Texas 77002
                                                     Administration of El
                                                     Paso Corporation

William A. Smith              Executive Vice         Executive Vice            El Paso Corporation
1001 Louisiana Street         President              President, Business       1001 Louisiana Street
Houston, Texas 77002                                 Development  of El        Houston, Texas 77002
                                                     Paso Corporation

John W. Somerhalder II        President, Pipeline    President, Pipeline       El Paso Corporation
1001 Louisiana Street         Group                  Group of El Paso          1001 Louisiana Street
Houston, Texas 77002                                 Corporation               Houston, Texas 77002

Britton White, Jr.            Executive Vice         Executive Vice            El Paso Corporation
1001 Louisiana Street         President and          President and General     1001 Louisiana Street
Houston, Texas 77002          General Counsel        Counsel of El Paso        Houston, Texas 77002
                                                     Corporation

Jeffrey I. Beason             Senior Vice            Senior Vice President     El Paso Corporation
1001 Louisiana Street         President and          and Controller of El      1001 Louisiana Street
Houston, Texas 77002          Controller             Paso Corporation          Houston, Texas 77002


         NAME AND              CAPACITY IN WHICH      PRINCIPAL OCCUPATION       NAME, PRINCIPAL BUSINESS
     BUSINESS ADDRESS                SERVES                                     ADDRESS OF ORGANIZATION IN
                                                                                WHICH PRINCIPAL OCCUPATION
                                                                                       IS CONDUCTED

C. Dana Rice                  Senior Vice            Senior Vice President     El Paso Corporation
1001 Louisiana Street         President and          and Treasurer of El       1001 Louisiana Street
Houston, Texas 77002          Treasurer              Paso Corporation          Houston, Texas 77002

Patricia A. Shelton           President, Western     President, Western        El Paso Natural Gas Company
1001 Louisiana Street         Pipeline Division      Pipeline Division         1001 Louisiana Street
Houston, Texas 77002                                                           Houston, Texas 77002

E.J. Holm                     Chief Executive        Chief Executive           El Paso Natural Gas Company
1001 Louisiana Street         Officer, Eastern       Officer, Eastern          1001 Louisiana Street
Houston, Texas 77002          Pipeline Division      Division                  Houston, Texas 77002

John D. Hushon                Chief Executive        Chief Executive           El Paso Energy
1001 Louisiana Street         Officer, El Paso       Officer, El Paso Europe   International Company
Houston, Texas 77002          Europe                                           1001 Louisiana Street
                                                                               Houston, Texas 77002

Greg G. Jenkins               President of El        President of El Paso      El Paso Global Networks
1001 Louisiana Street         Paso Global            Global Networks Company   Company
Houston, Texas 77002          Networks Company                                 1001 Louisiana Street
                                                                               Houston, Texas 77002

Robert G. Phillips            President of El        President of El Paso      El Paso Field Services, L.P.
1001 Louisiana Street         Paso Field             Services, L.P.            1001 Louisiana Street
Houston, Texas 77002          Services, L.P.                                   Houston, Texas 77002

James C. Yardley              President, Southern    President, Southern       Southern Natural Gas Company
1001 Louisiana Street         Natural Gas Company    Natural Gas Company       1001 Louisiana Street
Houston, Texas 77002                                                           Houston, Texas 77002

John B. Holmes, Jr.           Chief Operating        Chief Operating           El Paso Merchant Energy
1001 Louisiana Street         Officer, Merchant      Officer of Merchant       Holding Company
Houston, Texas 77002          Energy Group           Energy Group              1001 Louisiana Street
                                                                               Houston, Texas 77002

Stephen C. Beasley            President,             President, Tennessee      Tennessee Gas Pipeline
1001 Louisiana Street         Tennessee Gas          Gas Pipeline Company      Company
Houston, Texas 77002          Pipeline Company                                 1001 Louisiana Street
                                                                               Houston, Texas 77002

James J. Cleary               President, ANR         President of ANR          ANR Pipeline Company
1001 Louisiana Street         Pipeline Company       Pipeline Company          1001 Louisiana Street
Houston, Texas 77002                                                           Houston, Texas 77002

Byron Kelly                   President, El Paso     President, El Paso        El Paso Energy
1001 Louisiana Street         Energy International   International Company     International Company
Houston, Texas 77002                                                           1001 Louisiana Street
                                                                               Houston, Texas 77002


         NAME AND              CAPACITY IN WHICH      PRINCIPAL OCCUPATION       NAME, PRINCIPAL BUSINESS
     BUSINESS ADDRESS                SERVES                                     ADDRESS OF ORGANIZATION IN
                                                                                WHICH PRINCIPAL OCCUPATION
                                                                                       IS CONDUCTED

Tom Wade                      President, Merchant    President, Merchant       Coastal States Crude
1001 Louisiana Street         Energy Petroleum       Energy Petroleum          Gathering Company
Houston, Texas 77002          Markets                Markets                   1001 Louisiana Street
                                                                               Houston, Texas 77002

Rod Erskine                   President, El Paso     President of El Paso      El Paso Production Company
1001 Louisiana Street         Production             Production Company        1001 Louisiana Street
Houston, Texas 77002                                                           Houston, Texas 77002

Byron Allumbaugh              Director               Retired Chairman,         610 Newport Center Drive
610 Newport Center                                   Ralphs Grocery Company    Suite 210
Drive, Suite 210                                                               Newport Beach, CA 92660
Newport Beach, CA 92660

David A. Arledge              Non-Executive Vice     Non-Executive Vice        El Paso Corporation
1001 Louisiana Street         Chairman of the        Chairman of the Board     1001 Louisiana Street
Houston, Texas 77002          Board                  of El Paso Corporation    Houston, Texas 77002

John M. Bissell               Director               Chairman of the Board     Bissell Inc.
2345 Walker Ave., N.W.                               of Bissell Inc.           2345 Walker Ave., N.W.
Grand Rapids, MI 49501                                                         Grand Rapids, MI 49501

Juan Carlos Braniff           Director               Director, Grupo           Universidad 1200, Col. XOCO
Universidad 1200, Col.                               Financiero Bancomer       Mexico, D.F.C.P. 03339
XOCO
Mexico, D.F.C.P. 03339

James F. Gibbons              Director               Professor at Stanford     Stanford University
Stanford University                                  University School of      Paul G. Allen Center for
Paul G. Allen Center for                             Engineering               Integrated Systems
 Integrated Systems                                                            Room 201 (Mail Stop 4075)
Room 201 (Mail Stop 4075)                                                      Stanford, CA 94305
Stanford, CA 94305

Anthony W. Hall, Jr.          Director               City Attorney, City of    Attorney, City of Houston
P.O. Box 1562                                        Houston                   P.O. Box 1562
Houston, Texas 77025                                                           Houston, Texas 77251

Ronald L. Kuehn, Jr.          Director               Business Consultant       El Paso Corporation
1001 Louisiana Street                                                          1001 Louisiana Street
Houston, Texas 77002                                                           Houston, Texas 77002

J. Carleton MacNeil, Jr.      Director               Securities Consultant     7020 Port Washington Road,
7020 Port Washington Road,                                                     Suite 200
 Suite 200                                                                     Milwaukee, WI 53217
Milwaukee, WI 53217

Thomas R. McDade              Director               Senior Partner,           McDade, Fogler, Marnes,
Two Houston Center                                   McDade, Fogler,           L.L.P.
909 Fannin, Suite 1200                               Marnes, L.L.P.            Two Houston Center
Houston, Texas 77010                                                           909 Fannin, Suite 1200
                                                                               Houston, Texas 77010


         NAME AND              CAPACITY IN WHICH      PRINCIPAL OCCUPATION       NAME, PRINCIPAL BUSINESS
     BUSINESS ADDRESS                SERVES                                     ADDRESS OF ORGANIZATION IN
                                                                                WHICH PRINCIPAL OCCUPATION
                                                                                       IS CONDUCTED

Malcolm Wallop                Director               Chairman, Western         Western Strategy Group
Western Strategy Group                               Strategy Group            1001 Wilson Blvd.,
1100 Wilson Blvd.,                                                             Suite 1400
Suite 1400                                                                     Arlington, VA 22209
Arlington, VA 22209

Joe B. Wyatt                  Director               Chancellor Emeritus,      Vanderbilt University
Vanderbilt University                                Vanderbilt University     211 Kirkland Mall
211 Kirkland Mall                                                              Nashville, TN 37240
Nashville, TN 37240

                                                                      APPENDIX C

        SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS AND TEXT OF SECTION 262
             OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL")

THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES FOR STOCKHOLDERS SEEKING APPRAISAL RIGHTS PRESCRIBED BY SECTION 262 OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL AS SET FORTH BELOW

     If the second-step transaction is implemented through a merger, the stockholders who have not tendered their shares will have certain rights to dissent and demand appraisal of and receive payment in cash of the fair value of their shares. In accordance with Section 262(a) of the DGCL, in order for a stockholder to exercise appraisal rights, such stockholder must deliver to AROC written notice of such stockholder's intent to demand payment for shares in the event the second-step transaction is approved. To be eligible for appraisal rights, the stockholder must not vote in favor of the second-step transaction or consent to such in writing.

     In accordance with Section 262(d) of the DGCL, if the second-step transaction must be submitted for approval at a meeting of the stockholders, AROC, within 20 days prior to such meeting, must notify stockholders who satisfy the requirements of Section 262(d)(1) that appraisal rights are available. Before the taking of the vote on the second-step transaction, a stockholder electing to demand appraisal must submit a written demand for appraisal. The written demand must reasonably inform AROC of the identity of the stockholder and that the stockholder intends to demand appraisal of such stockholder's shares.

     If the second-step transaction is approved other than at a meeting of the stockholders, AROC, before the effective date of the transaction or within 10 days of such approval, must notify those stockholders entitled to appraisal rights under Section 262(d)(1) that the transaction was approved and that appraisal rights are available. If AROC gives notice on or after the effective date of the transaction, the notice must also provide the effective date of the transaction. A stockholder electing such appraisal rights must notify AROC in writing within 20 days after the date AROC mailed its notice. The stockholder's notice must reasonably identify the stockholder and the stockholder's intent to demand appraisal.

     The Delaware Court of Chancery will determine the value of the shares upon a petition by either the surviving corporation of the second-step transaction or any stockholder who has complied with the above requirements for seeking appraisal. Such petition must be made within 120 days after the effective date of the second-step transaction. A stockholder who has complied with the above requirements is also entitled to make a written request for a statement from the surviving corporation that sets forth the following information: the aggregate number of shares not voted in favor of the transaction or with respect to which appraisal rights have been demanded; and the aggregate number of holders of such shares. The stockholder's request must be made within 120 days after the effective date of the transaction. The surviving corporation must mail the statement within 10 days after the stockholder's written request or within 10 days after the period for making appraisal demands has expired under DGCL
Section 262(d).

     The Court of Chancery will appraise the shares and determine a fair value, exclusive of any value arising from the second-step transaction itself or from the expectation of it. The court may also include a fair rate of interest to be paid upon the amount it determines to be the fair value. Then, court will direct the surviving corporation to pay such fair value and interest, if any.

                   TITLE 8. DELAWARE GENERAL CORPORATION LAW
                         SECTION 262. APPRAISAL RIGHTS

     262  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be to close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied win the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting in the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendancy of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder enticed to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholders certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders enticed thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Count of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Count may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceedings in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares of AROC common stock and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:


                       The Depositary for the Offer is:

                        REGISTRAR AND TRANSFER COMPANY

                               Delivery Address:


       By Hand Delivery,                      By Facsimile:
Overnight Courier or Mail:

 Registrar and Transfer Company               (908) 497-2311
Attn: Reorganization Department
       10 Commerce Drive
      Cranford, NJ  07016
         (800) 368-5948


     Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Any questions and requests for assistance may be directed to Investor Relations at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.



                                    [Logo]



                                   AROC INC.
                              Investor Relations
                      4200 East Skelly Drive, Suite 1000,
                             Tulsa, Oklahoma 74135
                                (918) 491-1100